Filed Pursuant to Rule 424(b)(5)
Registration No. 333-269158

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the securities or a solicitation of an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 9, 2023

Preliminary Prospectus Supplement

(to Prospectus dated January 9, 2023)

15,344,000 American Depositary Shares

Representing 15,344,000 Class Z Ordinary Shares

Bilibili Inc.

We plan to enter into an equity underwriting and notes exchange agreement with Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”), pursuant to which we propose to issue 15,344,000 American depositary shares, or ADSs, each representing one Class Z ordinary share, par value US$0.0001 per share, partially in exchange for (the “notes exchange”) an aggregate principal amount of at least US$269.3 million of our outstanding 0.50% convertible senior notes due December 2026 (the “Notes”) to be purchased by Goldman Sachs through private negotiations from certain holders of the Notes (the “exchange notes”). Such ADSs are being registered hereby in connection with the offers and sales of such ADSs by Goldman Sachs at the offering price specified below. Concurrently with the offering of 15,344,000 ADSs, Goldman Sachs and its applicable affiliate(s), as duly engaged and authorized by us, plan to enter into separate and individually negotiated agreements with certain holders of the Notes to purchase the exchange notes from such holders for cash (the “notes purchase”). The net proceeds of this offering will be used, as a part of our comprehensive liability management exercise, (i) by Goldman Sachs to fund the aggregate purchase price of the exchange notes payable by Goldman Sachs to the holders of such exchange notes and (ii) to the extent there is any excess, by us to replenish our cash reserve after our repurchases of certain convertible senior notes in the fourth quarter of 2022 and for other working capital purposes. The closing of each of the notes exchange and notes purchase is contingent upon the closing of this offering pursuant to the terms of the equity underwriting and notes exchange agreement.

Our ADSs are listed on The Nasdaq Global Select Market under the symbol “BILI.” The last reported sale price of our ADSs on The Nasdaq Global Select Market on January 6, 2023 was US$28.65 per ADS. Our Class Z ordinary shares are listed on the Hong Kong Stock Exchange under the stock code “9626.” On January 6, 2023, the last reported trading price of the Class Z ordinary shares on the Hong Kong Stock Exchange was HK$220.00 per share, or US$28.03 per ADS based on an exchange rate of HK$7.8498 to US$1.00. Our outstanding share capital consists of Class Z ordinary shares and Class Y ordinary shares. Holders of Class Z ordinary shares and Class Y ordinary shares have the same rights except for voting and conversion rights. Each Class Z ordinary share is entitled to one vote, and is not convertible into Class Y ordinary shares under any circumstances. Each Class Y ordinary share is entitled to ten votes, subject to certain conditions, and is convertible into one Class Z ordinary share at any time by the holder thereof.

Investing in the ADSs involves risk. See “Risk Factors” beginning on page S-27 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the ADSs.

PRICE US$                PER ADS

	Per ADS	Total
Offer price	$	$
Selling commissions	$	$
Net proceeds to us (before expenses)	$	$

Goldman Sachs will be entitled to a selling commission of         % of the offer price per ADS sold. In connection with the sales of the ADSs, Goldman Sachs may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Goldman Sachs may be deemed to be underwriting commissions. The total net proceeds of the offering of the ADSs will be US$            , after deducting selling commissions. Such net proceeds, in part, will be used by Goldman Sachs to fund the aggregate purchase price of the exchange notes payable to the holders of such exchange notes. The remaining net proceeds, if any, will be used by us to replenish our cash reserve after our repurchases of certain convertible senior notes in the fourth quarter of 2022 and for other working capital purposes.

Bilibili Inc. is not a Chinese operating company but a Cayman Islands holding company with no equity ownership in its VIEs. We conduct our operations primarily through our PRC subsidiaries, the VIEs and their subsidiaries in China. PRC laws and regulations prohibit foreign investment in internet cultural business (except for music), the internet audio-visual program business, the radio and television program production and operation business, and the production of audio-visual products and/or electronic publications. Accordingly, we operate these businesses in China through the VIEs, and rely on contractual arrangements among our PRC subsidiaries, the VIEs and their shareholders, as applicable, to control the business operations of the VIEs. Revenues contributed by the VIEs accounted for 97.2%, 86.0% and 74.5% of our total revenues for the years of 2019, 2020 and 2021, respectively. As used in this prospectus supplement, “Bilibili” refers to Bilibili Inc., our Cayman Islands holding company; “we,” “us,” “our company” and “our” refers to Bilibili and its subsidiaries; and, in the context of describing our operations and consolidated financial information, the VIEs and their subsidiaries in China (collectively referred to as consolidated affiliated entities), including but not limited to, Shanghai Hode Information Technology Co., Ltd. and Shanghai Kuanyu Digital Technology Co., Ltd.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Bilibili, its PRC subsidiaries and VIEs, and investors of Bilibili face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or the 2021 Annual Report, which is incorporated herein by reference.

We face various legal and operational risks and uncertainties related to doing business in China and we are subject to the complex and evolving PRC laws and regulations. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations. For example, we face risks associated with regulatory approvals on offshore capital raising activities of listed companies, anti-monopoly regulatory actions, the use of our VIE and oversight on cybersecurity and data privacy. These risks could result in a material adverse change in our operations and the value of our ADSs and Class Z ordinary shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks related to doing business in China, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in the 2021 Annual Report.

The ADSs of Bilibili Inc. may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years , the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and our auditor was subject to that determination. In May 2022, the SEC conclusively listed us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our 2022 annual report on Form 20-F for the fiscal year ended December 31, 2022. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. Although our Class Z ordinary shares have been listed on the Hong Kong Stock Exchange and the ADSs and Class Z ordinary shares are fully fungible, we cannot assure you that an active trading market for our Class Z ordinary shares on the Hong Kong Stock Exchange will be sustained or that the ADSs can be converted and traded with sufficient market recognition and liquidity, if our shares and ADSs are prohibited from trading in the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects. See “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Bilibili Inc. transfers cash to its wholly-owned Hong Kong subsidiaries, by making capital contributions or providing loans, and the Hong Kong subsidiaries transfer cash to the subsidiaries in China by making capital contributions or providing loans to them. Because Bilibili Inc. and its subsidiaries control the VIEs through contractual arrangements, they are not able to make direct capital contribution to the VIEs and their subsidiaries. However, they may transfer cash to the VIEs by loans or by making payments to the VIEs for inter-group transactions. Prior to December 31, 2019, Bilibili Inc., through its intermediate holding companies, had provided capital contribution and loans of aggregately RMB4.1 billion to its subsidiaries in China. For the years ended December 31, 2020 and 2021, Bilibili Inc., through its intermediate holding companies, had provided capital contribution and loans of aggregately RMB5.3 billion and RMB7.6 billion to its subsidiaries in China. For the years ended December 31, 2019, 2020 and 2021, the VIEs received financings of RMB1.3 billion, RMB990.3 million and RMB3.3 billion from WFOEs, respectively. The VIEs may transfer cash to our WFOEs by paying consulting and services charges according to the exclusive business cooperation agreement, and the VIEs may receive cash from our WFOEs under business agreements. For the years ended December 31, 2019 and 2020, the VIEs paid of aggregately RMB551.8 million and RMB488.9 million to WFOEs. For the years ended December 31, 2021, the VIEs received of aggregately RMB 1.0 billion from WFOEs. For the years ended December 31, 2019, 2020 and 2021, no dividends or distributions were made to Bilibili Inc. by our subsidiaries. For more details, see “Prospectus Supplement Summary—Cash and Asset Flows through Our Organization” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the issuance of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs (Asia) L.L.C.

Prospectus supplement dated             , 2023

PROSPECTUS SUPPLEMENT

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated January 9, 2023 included in the registration statement on Form F-3 (No. 333-269158), which provides more general information.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“ADRs” are to the American depositary receipts that evidence the ADSs;

•	“ADSs” are to the American depositary shares, each of which represents one Class Z ordinary share;

•

“average monthly interactions” for a period is calculated by dividing the total number of interactions based on our interactions features such as bullet chats, commentaries, following, favorites, sharing, bilibili moment posts, likes, messaging, coin casting and virtual gifting etc., among other things, during the specified period by the number of months in such period;

•

“average monthly revenue per paying user” for a period is calculated by dividing the sum of revenues from mobile games and VAS during the specified period by the total number of monthly paying users during such period;

•

“average monthly revenue per MAU” for a period is calculated dividing the sum of revenues during the specified period by the total number of MAU during that period then further by the number of months in the specified period;

•

“average daily time spent per active user on our mobile apps” for a period is calculated by dividing the total time spent on our mobile apps (including smart TV and other smart devices) during the specified period (excluding time spent on Bilibili operating games, Bilibili Comic and Maoer) by the average number of active users per day during such period, further divided by the number of days during the specified period;

•

“Bilibili” are to Bilibili Inc., our Cayman Islands holding company; “we,” “us,” “our company” and “our” are to Bilibili Inc. and its subsidiaries, and, in the context of describing our operations and consolidated financial information, its variable interest entities, or VIEs, in China and their subsidiaries (which are collectively referred to as consolidated affiliated entities in China), including but not limited to Shanghai Hode Information Technology Co., Ltd., or Hode Information Technology, and Shanghai Kuanyu Digital Technology Co., Ltd., or Shanghai Kuanyu, and their subsidiaries;

•

“bullet chat” or “bullet chatting” are to a commenting function that enables content viewers to send comments that fly across the screen like bullets, which we refer to as bullet chats herein. Bullet chats are context-based and can be viewed by the audiences who watch the same content, and therefore can intrigue interactive commenting among content viewers. Only official member can send bullet chats on our platform;

•	“China” or the “PRC” are to the People’s Republic of China;

•	“Class Y ordinary shares” are to our Class Y ordinary shares, par value US$0.0001 per share;

•	“Class Z ordinary shares” are to our Class Z ordinary shares, par value US$0.0001 per share;

•	“CSRC” are to the China Securities Regulatory Commission;

•

“daily active users” or “DAU” are to the sum of active users on our mobile apps and PC ends during a given period. Starting from the second quarter of 2022, we calculate active users on mobile apps based on the number of mobile devices (including smart TV and other smart devices) that have launched our mobile apps during a given period. Active users on the PC ends refer to the sum of valid logged-in users who visit our PC website at www.bilibili.com and engage in PC application during a given period, after eliminating duplicates. “Average DAU” for a period is calculated by dividing the sum of DAU during the specified period by the number of days in such period;

•	“Generation Z+”, “Gen Z+” or “younger generations” are to, for the purposes of this prospectus supplement only, the demographic cohort of individuals in China born from 1985 to 2009;

•	“HK$” or “Hong Kong dollars” or “HK dollars” are to Hong Kong dollars, the lawful currency of Hong Kong;

•	“Hong Kong” or “HK” or “Hong Kong S.A.R.” are to the Hong Kong Special Administrative Region of the PRC;

•	“Hong Kong Listing Rules” are to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time;

•	“Hong Kong Stock Exchange” are to The Stock Exchange of Hong Kong Limited;

•

“Main Board” are to the stock market (excluding the option market) operated by the Hong Kong Stock Exchange which is independent from and operated in parallel with the Growth Enterprise Market of the Hong Kong Stock Exchange;

•

“monthly active users” or “MAU” are to the sum of active users on our mobile apps and PC ends during a given period. Starting from the second quarter of 2022, we calculate active users on mobile apps based on the number of mobile devices (including smart TV and other smart devices) that have launched our mobile apps during a given period. Active users on the PC ends refer to the sum of valid logged-in users who visit our PC website at www.bilibili.com and engage in PC application during a given period, after eliminating duplicates. “Average MAU” for a period is calculated by dividing the sum of MAU during the specified period by the number of months in such period;

•

“official members” are to users who pass our multiple-choice membership exam consisting of 100 questions, after which additional interactive and community features, such as bullet chatting and commenting, will become available to them;

•

“our platform” are to “Bilibili” mobile apps, PC websites, Smart TV, Bilibili Comic, Maoer and a variety of related features, functionalities, tools and services that we provide to users and content creators;

•	“occupationally generated videos” or “OGV” are to Bilibili-produced or jointly produced content and licensed content procured from third-party production companies;

•

“paying users” on our platform are to users who make payments for various products and services on our platform, including purchases in mobile games and payments for VAS (excluding purchases on our e-commerce platform). A user who makes payments across different products and services offered on our platform using the same registered account is counted as one paying user and we add the number of paying users of Maoer towards our total paying users without eliminating duplicates. Starting from the second quarter of 2022, we add the number of paying users of smart TVs toward our total paying users without eliminating duplicates. “Average monthly paying user” for a period is calculated by dividing the sum of monthly paying users during the specified period by the number of months in such period;

•	“professional user generated videos” or “PUGV” are to videos generated by users that exhibits creativity as well as a certain level of professional production and editing capabilities;

•

“retention rate”, as applied to any cohort of users who visit our platform in a given period, are to the percentage of these users who make at least one repeat visit after a certain duration, and the “12th-month retention rate” for any cohort of users in a given month is the retention rate in the twelfth month after the applicable month;

•

“premium members” are to members who have subscribed to our premium membership, which allows these members to enjoy exclusive or advance access to our premium content. We calculate premium members based on the number of members whose premium package is still valid by the last day of a given month;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” or “ordinary shares” are to our Class Y and Class Z ordinary shares, par value US$0.0001 per share;

•	“Story Mode” are to our short-form video product within “Bilibili” mobile apps;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•	“VAS” are to value-added services, including premium membership, live broadcasting, Bilibili Comic, Maoer and other value-added services;

•

“video-based content” are to, for the purposes of this prospectus supplement only, video content on video-centric platforms and non-video-centric platforms as well as mobile games. Non-video-centric platforms include social media, instant messaging, e-commerce, browser, and other kind of platforms; and

•	“videolization” are to the trend of video integrating into the scenarios of everyday life.

We have published our consolidated financial statements in RMB. Our business is primarily conducted in China and all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. For your convenience, this prospectus contains translations of some RMB or U.S. dollar amounts at a rate of RMB7.1135 to US$1.00, which was the certified exchange rate in effect as of September 30, 2022, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the online entertainment and mobile games industries in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with users, content providers, game developers and publishers, advertisers and other partners;

•	competition in our industry;

•	relevant government policies and regulations relating to our industry;

•	the outcome of any current and future litigation or legal or administrative proceedings; and

•	other factors described under “Risk Factors.”

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors under “Risk Factors” included elsewhere in this prospectus supplement, the accompanying prospectus, or the information incorporated by reference herein and therein.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3. Key Information—D. Risk Factors” in the 2021 Annual Report, which contains our audited consolidated financial statements as of December 31, 2019, 2020 and 2021, and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Business

Our mission is to enrich the everyday life of young generations in China.

We are an iconic brand and a leading video community for young generations in China. Video is an intuitive, vivid and informative way to connect people with the world and has become a dominant medium for communication, entertainment and information. We refer to the trend of video integrating into the scenarios of everyday life as “videolization.” As a go-to video community for young generations in China, we believe we are well positioned to capture the attractive opportunities created by videolization.

We are a full-spectrum video community that offers a wide array of content serving young generations’ diverse interests. We provide users with “All the Videos You Like” as our brand proposition. We have built our community around aspiring users, high-quality content, talented content creators and the strong emotional bond among them. In our community, users and content creators discover and interact with diverse content encompassing different interests, from lifestyle, game, entertainment, anime, knowledge to many more. We also enable broad video-based content consumption scenarios centered around professional user generated videos, or PUGV, supplemented with live broadcasting, occupationally generated videos, or OGV, Story Mode, our short-form video product, and more. We have become the welcoming home of diverse cultures and interests and the destination to discover cultural trends and phenomena of young generations in China. We also promote Chinese original content advocating Chinese culture both in China and overseas.

We have a large and fast-growing user base. In the third quarter of 2022, we had an average of 332.6 million MAUs and 90.3 million DAUs, representing an increase of 24.5% and 25.4% over the same period in 2021, respectively. Our users are young and culturally aspiring. They are looking for and are willing to pay for high-quality content and engaging experiences. With our vibrant community and high-quality content, the individuals in China born from 1985 to 2009, i.e. Generation Z+, or Gen Z+, constitute the core of our user base, who are also the driving force and trend-setter of all kinds of consumptions in China.

Cultivating an engaging community where every user feels a sense of belonging has always been our top priority. Our community is comprised of a great number of interest-based sub-communities with passionate users bonding with each other over shared interests. We have thoughtfully designed various interactive features and pioneered a signature commenting function called “bullet chatting” to foster engagement. In the third quarter of 2022, the average daily time spent per active user on our mobile apps were above 96 minutes. In the third quarter of 2022, our users generated 14.4 billion average monthly interactions on our platform, as compared to 10.2 billion in the same period in 2021. We also designed a unique official membership examination system to ensure strong interests and affinity to enhance user loyalty. As of September 30, 2022, we had approximately

183.1 million official members, representing a 37.1% increase year-over-year. For official members who visited our platform in each month since 2020, our 12th-month retention rate remained around 80%. We believe that our community, together with over a decade of experience in building it, forms one of our strongest competitive advantages.

We have built an ever-growing content ecosystem fueling creative video-based content centered around PUGV. PUGV and Story Mode in aggregate contributed to 94.7% of the total video views on our platform in the third quarter of 2022. Our PUGV are known as high quality and fulfilling. The quality and usefulness of our PUGV creates strong content mindshare among our users. We also launched Story Mode, our short-form video product, to satisfy users’ on-the-go entertainment needs. We have developed a robust mechanism that attracts content creators through an encouraging community culture, effective traffic allocation and comprehensive creator support. We cultivate an encouraging community culture that rewards talented content creators and high-quality content. Our algorithms promote and enable high-quality content to quickly gain attention and enable content creators to effectively build their fan base and increase their influence. We have also taken a number of initiatives to encourage and facilitate production of creative PUGV by content creators, including customized premium services, cash incentive program, online and offline tutorials and various monetary rewarding channels to realize their commercialization potential. This healthy mechanism respects, motivates and rewards talented content creators and high-quality content and drives the virtuous cycle of our ecosystem. The more talented content creators gather on our platform, the more inspiring content is created, leading to more users, more engagement, and more followers and feedbacks for our content creators, which in turn encourages more content creators to join. In the third quarter of 2022, we had 3.8 million average monthly active content creators and received 15.6 million average monthly video submissions, compared to 2.7 million and 10.1 million, respectively, in the same period in 2021.

We adopt a user-centric commercialization model. We are a full-spectrum video community, and our ever-growing content ecosystem continues to satisfy our engaged and loyal users’ evolving needs, providing us with multiple levers for user-centric commercialization. We generate revenues primarily from mobile games, VAS, advertising, e-commerce and others. Our cost of revenues consists of revenue-sharing costs, content costs, server and bandwidth costs and e-commerce and other costs. Our net revenues grew from RMB6,777.9 million in 2019 to RMB11,999.0 million in 2020 and further to RMB19,383.7 million in 2021, and from RMB13,602.9 million in the nine months ended September 30, 2021 to RMB15,756.7 million (US$2,215.0 million) in the nine months ended September 30, 2022. We incurred net loss of RMB1,303.6 million, RMB3,054.0 million, RMB6,808.7 million, RMB4,713.0 million and RMB6,010.6 million (US$845.0 million) in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively. We derived 53.1%, 40.0%, 26.3%, 27.9% and 24.6% of our revenues from mobile games in 2019, 2020 and 2021 and the nine months ended September 30, 2021 and 2022, respectively.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Iconic brand and leading video community for young generations in China

We are an iconic brand and a leading video community for young generations in China. Our users have strong emotional connections to our community—our “Bilibili” brand elicits deep emotional connection and a strong sense of belonging among users. We were also ranked as the most searched video platform in terms of average Baidu Search Index for 2019 and 2020. In 2021, we were ranked as the No. 2 most valuable brand name in China in terms of growth rate by Kantar’s BrandZ™ Report. As a go-to video community for young generations in China, we believe we are well positioned to capture the massive opportunities created by the videolization trend.

We are a full-spectrum video community offering a wide array of content categories serving users’ diverse interests, and broad content consumption scenarios including videos, live broadcasting and more. Our leading video community is comprised of a great many interest-based sub-communities. In our community, users and content creators discover and interact with diverse video-based content encompassing different interests, from lifestyle, game, entertainment, anime, knowledge to many more. We have become the welcoming home of diverse cultures and interests and the destination to discover cultural trends and phenomena of young generations in China. In addition, we offer rich original Chinese content advocating Chinese culture on our platform, including Chinese animation produced by our own animation studios.

Aspirational and fast-growing user base

We have developed a young and culturally aspiring user base, who are looking for and willing to pay for high-quality content and engaging experiences. We have established leadership among Gen Z+, who are internet natives, typically well educated, and with strong demand for high-quality content and keen desire for self-expression. A large and growing number of Gen Z+ also actively participate in creating, sharing and promoting content. We believe Gen Z+ have become a great driver of the total consumption in China, and are also leading the way in videolization.

Benefiting from our high-quality content offerings, strong brand and happy users, we continue to attract more Gen Z+ users as well as a broader audience across different demographics. In the third quarter of 2022, we had an average of 332.6 million MAUs and 90.3 million DAUs, representing an increase of 24.5% and 25.4% from the same period in 2021, respectively. We continue to focuses on sustainable and high-quality expansion of our community, which is evidenced by high level of user engagement and stickiness.

Highly engaged, interactive and sticky community with a strong sense of belonging

We are committed to our “community-first” philosophy and have built a highly engaged, interactive and sticky community. Through our robust AI-powered content curation based on user interests and content quality, we create a great number of sub-categories and enable our users to find videos that match their interests and bond with other like-minded users. We continuously refine our capability of community management with over a decade of experience. In the third quarter of 2022, the average daily time spent per active user on our mobile apps were above 96 minutes. In the third quarter of 2022, we had approximately 3.7 billion average daily video views, representing a 64.2% year-over-year growth.

We pioneered a signature interactive feature called “bullet chatting”, a commenting function that has transformed viewing experience and created shared feeling by displaying audience’s thoughts and feelings on the same screen. We also offered an array of purpose-built interactive features such as like, follow, coin-casting and virtual gifting. These features embed robust social components, contribute to our enjoyable user experience, foster our highly engaged community and lead to our users spending more time on our platform. In the third quarter of 2022, our users generated 14.4 billion average monthly interactions on the platform, representing a year-over-year increase of 41.4%.

We have also designed a unique official membership system that can only be obtained by passing examination, to offer privileged identity and more interactive features. This fosters a strong sense of belonging and ownership among our users and our official members have demonstrated even stronger engagement and loyalty. As of September 30, 2022, we had approximately 183.1 million official members, representing a year-over-year increase of 37.1%. For official members who visited our platform in each month since 2020, our 12th-month retention rate remained around 80%.

Ever-growing ecosystem of creative content

We have built an ever-growing content ecosystem that is centered on video-based content including PUGV, live broadcasting, OGV and more. Our full-spectrum content ecosystem enables us to become a one-stop platform for users to find a wide variety of content that matches their interests, and for content creators to fully showcase their talents. We also launched Story Mode, our short-form video product, to satisfy users’ on-the-go entertainment needs. PUGV and Story Mode in aggregate contributed to 94.7% of the total video views on our platform in the third quarter of 2022.

To fuel the continuous generation of creative PUGV, we have developed a robust mechanism that attracts content creators through an encouraging community culture, effective traffic allocation and comprehensive creator support. We cultivate an encouraging community culture that rewards talented content creators and high-quality content. Our algorithms promote and enable high-quality content to quickly gain attention and enable content creators to effectively build their fan base and increase their influence. We provide comprehensive support with resources and infrastructure, customized to content creators at different stages to better facilitate their growth. We also help our content creators to realize better commercial value through multiple avenues, including our incentive program, live broadcasting and advertising platform. Our content ecosystem generates strong virtuous cycle. The more talented content creators gather on our platform, the more inspiring and high-quality content is created, leading to more users, more engagement, and more followers and feedbacks for our content creators, which in turn encourages more content creators to join. In the third quarter of 2022, we had 3.8 million average monthly active content creators and received 15.6 million average monthly video submissions, compared to 2.7 million and 10.1 million, respectively, in the same period of 2021.

Building on our vast PUGV content offering, we have curated a series of high quality live broadcasting and OGV content that caters to the diverse interests of our users. This broad offering of video-based content generates great synergies and contributes to the virtuous cycle of our content ecosystem.

User-centric commercialization with massive opportunities

We have built a highly engaged and loyal user base, and our ever-growing content ecosystem continues to satisfy their evolving needs, providing us with multiple levers for user-centric commercialization. Therefore, we are well positioned to create and grow lifetime value for our users and capture such value. Our focus on Gen Z+ also allows us to benefit from our users’ growing consumption needs alongside their increasing spending power. Our premium content and VAS effectively convert our existing users into paying users. In the third quarter of 2022, our average monthly paying users was approximately 28.5 million, representing a year-over-year increase of 19.3%. Over the same period, our revenues from mobile games and VAS increased by 5.7% and 15.8%, respectively. Our engaged and young user base is highly attractive to advertisers across different industries. Our strong brand name and the effective reach of young users have made us a go-to platform for advertisers. In the third quarter of 2022, our revenues from advertising increased by 15.6% year over year.

Our commercialization capabilities continue to strengthen as our user base expands, and as their engagement level and consumption needs grow. These data insights will also deepen our understanding of users and allow us to enhance commercialization. Capitalizing on the videolization trend and our market leadership, we expect to realize the tremendous upside of our commercialization.

Visionary, experienced and passionate management team

We benefit from the vision and experience of our senior management team. Our chairman and chief executive officer, Mr. Rui Chen, is a serial entrepreneur and has over 20 years of experience in the internet and technology-related industries in China. He co-founded Cheetah Mobile (NYSE: CMCM) and served in senior management capacity at Kingsoft (SEHK: 3888), before he led the transformation of our company. The rest of our senior management team are all industry experts joining from leading internet companies in China, with extensive expertise across technology, product design, operations, and financial management.

Our management team integrates their passion with insights into the evolving user demands that is driving China’s video-based consumption. Our management team members are cultural enthusiasts and advocates themselves and possess deep understanding of young generations’ passion and interests. These insights have guided our business expansion in the rapidly evolving internet industry. They have established our user-centric and community-first corporate culture that has reinforced our market leadership and brand recognition among our users.

Our Strategies

We intend to achieve our mission and further solidify our unique position by pursuing the following strategies:

Pursue high-quality and sustainable user growth

We see substantial opportunities for user growth under the rapid videolization trend. We will continue to support content creators to broaden our content categories and expand premium content offerings to further grow our user base. We will put our primary focus on DAU growth, which represents the quality and sustainability of our community and directly links to our influential power and commercial potential as a platform. We will also focus on the quality of user growth to maintain our engaging community with disciplined sales and marketing spending.

Putting our community first

Our community is our top priority. We will continue to build a friendly and engaging community that fosters strong emotional connections and a sense of belonging among our users and content creators. We will continue to improve user experience by offering high-quality content, respect and reward quality content creation, and connect like-minded individuals. We believe these propositions create a unique experience that stimulates high engagement and high retention, which will form higher entry barriers and differentiate us from other platforms.

Reinforce our ever-growing content ecosystem

We believe our thriving content ecosystem is the cornerstone of our business and the main engine that powers our growth. Committed to our “community first” strategy, we will continue to broaden and enrich our content offerings, provide support and infrastructure to incentivize and reward our content creators, and help their creations reach broader audiences. This will further bind users and content creators within our community, as quality contents attract fans, and fans motivate more content creations, which creates a virtuous cycle to ensure an ever-growing content ecosystem. In particular, we plan to further enhance our Chinese original content offering, including original Chinese animation and other content advocating Chinese culture, both in China and overseas.

Accelerate our user-centric commercialization

We have accumulated a large and highly engaged user base that builds the foundation for commercialization at scale. We attract our users with engaging content, retain users with our vibrant community, and achieve commercialization through continuously satisfying our users’ consumption needs. By providing premium content and services, we plan to increase the number of our paying users and provide compelling value for our business partners. We will continue to leverage AI and big data analytics to develop deeper understanding of our users, which will increase our commercialization capabilities. We will devote our resources to improve our commercialization efficiencies and profitability.

Summary of Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows, and prospects. These risks are discussed more fully below and include, but are not limited to, risks related to:

Risks Related to Our Business and Industry

•	We operate in a fast-evolving industry. We cannot guarantee that we will successfully implement our commercialization strategies or develop new ones, or generate sustainable revenues and profit.

•	We have incurred significant losses and we may continue to experience losses in the future.

•

If we fail to anticipate user preferences and provide products and services to attract and retain users, or if we fail to keep up with rapid changes in technologies and their impact on user behavior, we may not be able to attract sufficient user traffic to remain competitive, and our business and prospects may be materially and adversely affected.

•	Our business depends on our ability to provide users with interesting and useful content, which in turn depends on the content contributed by the content creators on our platform.

•

Our business generates and processes a large amount of data, and we are required to comply with PRC and other applicable laws relating to privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.

•	Any compromise of the cybersecurity of our platform could materially and adversely affect our business, operations and reputation.

•	Increases in the costs of content on our platform may have an adverse effect on our business, financial condition and results of operations.

•

If the content contained within videos, live broadcasting, games, audios and other content formats on our platform is deemed to violate any PRC laws or regulations, our business, financial condition and results of operations may be materially and adversely affected.

•

If the content contained within videos, live broadcasting, games, audios and other content formats on our platform is considered inappropriate or offensive, our business, financial condition and results of operations may be materially and adversely affected.

•	We face uncertainties with respect to the enactment, interpretation and implementation of Notice 78 and Notice 3.

Risks Related to Our Corporate Structure

•

Bilibili Inc. is a Cayman Islands holding company conducting our operations primarily through its PRC subsidiaries, the VIEs and their subsidiaries in China; we have no equity ownership in the VIEs and their subsidiaries. Holders of our Class Z ordinary shares or the ADSs hold equity interest in Bilibili Inc., our Cayman Islands holding company, and do not have direct or indirect equity interests in the VIEs and their subsidiaries. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Bilibili, its PRC subsidiaries and VIEs, and investors of Bilibili face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole.

•

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Risks Related to Doing Business in China

•

The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline. Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our Class Z ordinary shares and the ADSs” in the 2021 Annual Report.

•

We face uncertainties with respect to the interpretation and implementation of the Anti-Monopoly Guidelines for the Internet Platform Economy Sector and other anti-monopoly and competition laws and how it may impact our business operations. See “Risk Factors—Risks Related to Doing Business in China—We face uncertainties with respect to the interpretation and implementation of the Anti-Monopoly Guidelines for the Internet Platform Economy Sector and other anti-monopoly and competition laws and how it may impact our business operations.”

•

The PCAOB had historically been unable to inspect our auditor in relation to their audit work and the inability of the PCAOB to conduct inspections of the auditor in the past has deprived our investors with the benefits of such inspections. See “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work and the inability of the PCAOB to conduct inspections of the auditor in the past has deprived our investors with the benefits of such inspections.”

•

Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect and investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

•

The approval of, or report and filings with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing and report process. See “Risk Factors—Risks Related to Doing Business in China—The approval of, or report and filings with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing and report process.”

•

Regulation and censorship of information disseminated over the mobile and internet in China may adversely affect our business and subject us to liability for content posted on our platform. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Regulation and censorship of information disseminated over the mobile and internet in China may adversely affect our business and subject us to liability for content posted on our platform” in the 2021 Annual Report.

Risks Related to this Offering and Our Listed Securities

•	The trading price of our listed securities have been and are likely to continue to be volatile, regardless of our operating performance, which could result in substantial losses to our investors.

Please see “Risk Factors” and other information included in this prospectus supplement for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

Our website was first launched in June 2009 and was officially named “bilibili” in January 2010. We commenced our commercial operations in 2011 and established Shanghai Hode Information Technology Co., Ltd., which we refer to as Hode Information Technology in this prospectus supplement, to expand our operations in May 2013. Subsequently, we obtained control over Shanghai Kuanyu Digital Technology Co., Ltd., which we refer to as Shanghai Kuanyu in this prospectus supplement, in July 2014 to further expand our operations.

We incorporated Bilibili Inc. under the laws of the Cayman Islands, an exempted company with limited liability, as our offshore holding company in December 2013. In February 2014, we established Hode HK Limited, or Hode HK, a wholly-owned Hong Kong subsidiary. In September 2014, Hode HK established a wholly-owned PRC subsidiary, Hode Shanghai Limited, which we refer to as Hode Shanghai in this prospectus supplement.

Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Hode Shanghai later entered into a series of contractual arrangements with Hode Information Technology and Shanghai Kuanyu, and their respective shareholders, and Chaodian Technology entered into a series of contractual arrangements with Chaodian Culture and its individual shareholders. We have also entered into contractual arrangements with several other affiliated entities and their respective nominee shareholders, through some of our subsidiaries other than Hode Shanghai or Chaodian Technology. As a result of our direct ownership in our WFOE and the VIE contractual arrangements, we are regarded as the primary beneficiary of the VIEs. We treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

On March 28, 2018, the ADSs representing our Class Z ordinary shares commenced trading on the Nasdaq Global Select Market under the symbol “BILI.” We raised from our initial public offering approximately US$443.3 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us.

In October 2018, we entered into a definitive agreement with Tencent, for Tencent to invest an aggregate amount of approximately US$317.6 million in our company, after deducting transaction expenses in an aggregate amount of approximately US$0.4 million, we received net proceeds of approximately US$317.2 million. On October 25, 2018, we entered into a strategic collaboration agreement with Tencent for sharing and operating existing and additional anime and games on our platform.

In December 2018, we and Taobao entered into a business collaboration agreement in content-driven e-commerce and commercialization of our intellectual property assets. Under the agreement, we and Taobao will collaborate to develop a dynamic ecosystem that will better connect content creators, merchandise and users on both platforms, among other things. Alibaba Group became our principal shareholder in February 2019 and further increased its shareholding in our company in 2021.

In April 2019, we issued the April 2026 Notes. These notes bear interest at a rate of 1.375% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2019, and will mature on April 1, 2026. Concurrently with the issuance of April 2026 Notes, we also completed a registered offering of ADSs, where we offered 14,173,813 ADSs and certain selling shareholders offered 6,526,187 ADSs, at US$18.00 per ADS.

In June 2020, we issued the 2027 Notes. These notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020, and will mature on June 15, 2027.

In 2020, we launched a series of branding campaign, including introduced trilogy videos Hou Lang, Ru Hai and Xi Xiang Feng and our brand proposition, Bilibili-All the Videos You Like. In April 2020, Sony Corporation invested in our company, and we entered into strategic collaboration arrangements. In September 2020, we entered into a strategic partnership with Riot Games and secured a three-year exclusive license for live broadcasting the League of Legends E-sports global events in China.

In March 2021, our Class Z ordinary shares commenced trading on the Main Board of the Hong Kong Stock Exchange under the stock code “9626.” We raised from our global offering, consisting of an international offering of 28,000,000 Class Z ordinary shares and a Hong Kong public offering of 750,000 Class Z ordinary shares (the “Global Offering”), including the fully exercised over-allotment option of 3,750,000 Class Z ordinary shares, approximately HK$22.9 billion (RMB19.3 billion), after deducting underwriting fees and other offering expenses.

In November 2021, we issued the December 2026 Notes. These notes bear interest at a rate of 0.50% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2022, and will mature on December 1, 2026.

In 2021, holders of April 2026 Notes converted in aggregate of US$70.6 million principal amount, and we issued 2,854,253 ADSs to the relevant holders accordingly. In 2021, holders of 2027 Notes converted in aggregate of US$1,000 principal amount, and we issued 24 ADSs to the relevant holders accordingly. In December 2022, holders of April 2026 Notes converted in aggregate of US$14 thousand principal amount, and we issued 565 ADSs to the relevant holders accordingly. The balance of the notes converted were derecognized and recorded as ordinary shares and additional paid-in capital.

As of September 30, 2022, we repurchased an aggregate principal amount of US$275.4 million (RMB1.8 billion) of December 2026 Notes for a total cash consideration of US$197.7 million (RMB1.3 billion).

In the fourth quarter of 2022, we repurchased an aggregate principal amount of US$54.0 million (RMB385.7 million) of 2027 Notes for a total cash consideration of US$49.3 million (RMB352.0 million) and an aggregate principal amount of US$492.9 million (RMB3.4 billion) of December 2026 Notes for a total cash consideration of US$370.9 million (RMB2.6 billion).

As of the date of this prospectus supplement and prior to any notes exchange to be conducted as described in this prospectus supplement, an aggregate principal amount of US$429.3 million, US$831.7 million and US$746.0 million of our April 2026 Notes, December 2026 Notes, and 2027 Notes, respectively, remained outstanding.

Immediately after the consummation of the notes exchange to be conducted as described in this prospectus supplement, an aggregate principal amount of US$429.3 million, US$562.4 million and US$746.0 million of our April 2026 Notes, December 2026 Notes, and 2027 Notes, respectively, will remain outstanding.

As of September 30, 2022, we repurchased a total of 2.6 million ADSs for a total cost of US$53.6 million (RMB347.6 million).

As of September 30, 2022, we had cash and cash equivalents, time deposits and short-term investments of RMB23.9 billion (US$3.4 billion).

On October 3, 2022, our voluntary conversion of Bilibili’s secondary listing status to primary listing on the Hong Kong Stock Exchange became effective. Bilibili is now a dual-primary listed company on the Main Board of the Hong Kong Stock Exchange in Hong Kong and the Nasdaq Global Select Market in the United States.

The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIEs and their respective principal subsidiaries, as of the date of this prospectus supplement:

Notes:

(1)	Mr. Rui Chen holds 100% equity interests in Shanghai Kuanyu. He is also the chairman of our board of directors and our chief executive officer.
(2)	Shanghai Kuanyu has four subsidiaries.
(3)

Mr. Rui Chen, Mr. Yi Xu and Ms. Ni Li hold 52.3%, 44.3%, and 3.4% equity interests in Hode Information Technology, respectively, as of the date of this prospectus supplement. Mr. Chen is our controlling shareholder, the chairman of our board of directors and our chief executive officer. Mr. Xu is our founder, director and president. Ms. Li is the vice chairwoman of our board of directors and chief operating officer.

(4)	Hode Information Technology has 27 subsidiaries.
(5)

Chaodian (Shanghai) Technology Co., Ltd., or “Chaodian Technology”, has entered into a series of contractual arrangements with Shanghai Chaodian Culture Communication Co., Ltd., or “Chaodian Culture”, and its individual shareholders, through which we obtained control over the operations of, and enjoyed all economic benefits of Chaodian Culture. Mr. Rui Chen, Mr. Yi Xu, Ms. Ni Li, Mr. Xujun Chai, Shanghai Kuanyu and Hode Information Technology hold 31.2%, 9.5%, 6.8%, 5.1%, 44.6% and 2.8% equity interests in Chaodian Culture, respectively, as of the date of this prospectus supplement. Mr. Xujun Chai is an employee of our company.

Our Holding Company Structure and Contractual Arrangements with the VIEs

Bilibili Inc. is not a Chinese operating company but a Cayman Islands holding company with no equity ownership in its VIEs. We conduct our operations primarily through our PRC subsidiaries, the VIEs and their subsidiaries in China. PRC laws and regulations prohibit foreign investment in internet cultural business (except for music), the internet audio-visual program business, the radio and television program production and operation business, and the production of audio-visual products and/or electronic publications. Accordingly, we operate these businesses in China through the VIEs, and rely on contractual arrangements among our PRC subsidiaries, the VIEs and their shareholders, as applicable, to control the business operations of the VIEs. Revenues contributed by the VIEs accounted for 97.2%, 86.0% and 74.5% of our total revenues for the years of 2019, 2020 and 2021, respectively. As used in this prospectus supplement, “Bilibili” refers to Bilibili Inc., our Cayman Islands holding company; “we,” “us,” “our company” and “our” refers to Bilibili and its subsidiaries; and, in the context of describing our operations and consolidated financial information, the VIEs and their subsidiaries in China (collectively referred to as consolidated affiliated entities), including but not limited to, Hode Information Technology, which was established in May 2013 to expand our operations; and Shanghai Kuanyu, whose control was obtained by us in July 2014 to further expand our operations, and their subsidiaries.

Holders of our Class Z ordinary shares or the ADSs hold equity interest in Bilibili Inc., our Cayman Islands holding company, and do not have direct or indirect equity interests in the VIEs and their subsidiaries. A series of contractual agreements, including powers of attorney, equity pledge agreements, letter of undertakings, exclusive business cooperation agreements, and exclusive option agreements, have been entered into by and among our subsidiaries, the VIEs and their respective shareholders, as applicable. Terms contained in each set of contractual arrangements with the VIEs and their respective shareholders are substantially similar. As a result of the contractual arrangements, we have effective control over and are considered the primary beneficiary of these companies, and we have consolidated the financial results of these companies in our consolidated financial statements. For more details of these contractual arrangements, see “Item 4. Information on the Company—C. Organizational Structure—Agreements that provide us effective control over the relevant VIEs” in the 2021 Annual Report.

However, the contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs and we may incur substantial costs to enforce the terms of the arrangements. In addition, these agreements have not been tested in PRC courts. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with the VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership” and “—The shareholders of the VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business” in the 2021 Annual Report.

There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of Bilibili, a Cayman Islands holding company, with respect to its contractual arrangements with the VIEs and their individual shareholders. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If we or any of the existing or past VIEs is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Item 3. Key Information—D. Risk Factors-Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “—Substantial uncertainties exist with respect to how the Foreign Investment Law may impact the viability of our current corporate structure and operations” in the 2021 Annual Report.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Bilibili, its PRC subsidiaries and VIEs, and investors of Bilibili face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in the 2021 Annual Report.

PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations, including data security or anti-monopoly related regulations, in this nature may cause the value of such securities to significantly decline or be of little or no value. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our Class Z ordinary shares and the ADSs” in the 2021 Annual Report.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our securities. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” in the 2021 Annual Report.

Permissions Required from the PRC Authorities for Our Operations

We conduct our business primarily through our subsidiaries and VIEs in China. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus supplement, our PRC subsidiaries and VIEs have obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations of Bilibili, its PRC subsidiaries and VIEs in China, including, among others, Value-added Telecommunication Business Licenses, License for Online Transmission of Audio-Visual Programs, Online Culture Operating Permits and License for Production and Operation of Radio and Television Program. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals for the functions and services of our platform in the future. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We face uncertainties with respect to the enactment, interpretation and implementation of Notice 78 and Notice 3” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—If we fail to obtain and maintain the licenses and approvals required within the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions that are time-consuming or costly, our business, financial condition and results of operations may be materially and adversely affected” in the 2021 Annual Report.

Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. On December 24, 2021, the CSRC issued a draft of the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies, and a draft of Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies, for public comments, according to which, the issuer or its affiliated major domestic operating company, as the case may be, shall file with the CSRC and report the relevant information for its follow-on offshore offering and other equivalent offshore offering activities. As of the date of this prospectus supplement, the aforementioned draft provisions have not been adopted and there still exists substantial uncertainties surrounding the CSRC requirements at this stage. The approval of, or report and filing with the CSRC, or other governmental authorities may be required in connection with our future offshore offerings, and, if required, we cannot predict if we will be able to obtain such approval or complete such report and filing process.

For more detailed information, see “Risk Factors—Risks Related to Doing Business in China—The approval of, or report and filings with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing and report process.”

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and our auditor was subject to that determination. In May 2022, the SEC conclusively listed us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021.

On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our 2022 annual report on Form 20-F for the fiscal year ended December 31, 2022.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. Although our Class Z ordinary shares have been listed on the Hong Kong Stock Exchange and the ADSs and Class Z ordinary shares are fully fungible, we cannot assure you that an active trading market for our Class Z ordinary shares on the Hong Kong Stock Exchange will be sustained or that the ADSs can be converted and traded with sufficient market recognition and liquidity, if our shares and ADSs are prohibited from trading in the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects. See also “Risk Factors—Risks Related to Doing Business in China—The PCAOB had historically been unable to inspect our auditor in relation to their audit work and the inability of the PCAOB to conduct inspections of the auditor in the past has deprived our investors with the benefits of such inspections” and “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Cash and Asset Flows through Our Organization

Bilibili Inc. transfers cash to its wholly-owned Hong Kong subsidiaries, by making capital contributions or providing loans, and the Hong Kong subsidiaries transfer cash to the subsidiaries in China by making capital contributions or providing loans to them. Because Bilibili Inc. and its subsidiaries control the VIEs through contractual arrangements, they are not able to make direct capital contribution to the VIEs and their subsidiaries. However, they may transfer cash to the VIEs by loans or by making payments to the VIEs for inter-group transactions.

Prior to December 31, 2019, Bilibili Inc., through its intermediate holding companies, had provided capital contribution and loans of aggregately RMB4.1 billion to its subsidiaries in China. For the years ended December 31, 2020 and 2021, Bilibili Inc., through its intermediate holding companies, had provided capital contribution and loans of aggregately RMB5.3 billion and RMB7.6 billion to its subsidiaries in China. For the years ended December 31, 2019, 2020 and 2021, the VIEs received financings of RMB1.3 billion, RMB990.3 million and RMB3.3 billion from WFOEs, respectively.

The VIEs may transfer cash to our WFOEs by paying consulting and services charges according to the exclusive business cooperation agreement, and the VIEs may receive cash from our WFOEs under business agreements. For the years ended December 31, 2019 and 2020, the VIEs paid of aggregately RMB551.8 million and RMB488.9 million to WFOEs. For the years ended December 31, 2021, the VIEs received of aggregately RMB 1.0 billion from WFOEs.

For the years ended December 31, 2019, 2020 and 2021, no dividends or distributions were made to Bilibili Inc. by our subsidiaries. Under PRC laws and regulations, our PRC subsidiaries and VIEs are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by SAFE. The amounts restricted include the paid-up capital and the statutory reserve funds of our PRC subsidiaries and VIEs, in a total of RMB1.8 billion, RMB1.2 billion and RMB3.8 billion as of December 31, 2019, 2020 and 2021, respectively. Furthermore, cash transfers from our PRC subsidiaries to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiaries and VIEs to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information—Risk Factors—Risks Relating to Doing Business in China—We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to our shareholders and ADS holders” in the 2021 Annual Report.

In the years ended December 31, 2019, 2020 and 2021, no assets other than cash were transferred through our organization.

Bilibili Inc. has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” in the 2021 Annual Report. For the Cayman Islands, PRC and U.S. federal income tax considerations applicable to an investment in our Class Z ordinary shares or the ADSs, see “Item 10. Additional Information—E. Taxation” in the 2021 Annual Report.

Corporation Information

Our principal executive offices are located at Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, 200433, People’s Republic of China. Our telephone number at this address is +86 21 2509-9255. Our registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus supplement is a part.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.bilibili.com/. The information contained on our website is not a part of this prospectus supplement.

THE ADS OFFERING AND NOTES EXCHANGE TRANSACTIONS

Offering price	US$ per ADS.

ADSs offered	15,344,000 ADSs.

The ADSs	Each ADS represents one Class Z ordinary share, par value US$0.0001 per share, of Bilibili Inc. See “Description of American Depositary Shares” in the accompanying prospectus.

Class Z ordinary shares outstanding immediately after this offering	326,208,471 Class Z ordinary shares.

The number of ordinary shares outstanding immediately after the offering is calculated based upon 310,864,471 Class Z ordinary shares issued and outstanding as of December 31, 2022, which excludes 5,337,832 Class Z ordinary shares reserved for issuance upon the exercise of our outstanding options.

Plan of distribution	15,344,000 ADSs to be issued by us are being registered hereby in connection with the offers and sales of such ADSs by Goldman Sachs at the offering price. See “Plan of Distribution” for further information.

Concurrent notes exchange and notes purchase	We plan to enter into an equity underwriting and notes exchange agreement with Goldman Sachs, pursuant to which we propose to issue 15,344,000 American depositary shares, or ADSs, each representing one Class Z ordinary share, par value US$0.0001 per share, partially in exchange for (the “notes exchange”) an aggregate principal amount of at least US$269.3 million of our outstanding 0.50% convertible senior notes due December 2026 (the “Notes”) to be purchased by Goldman Sachs through private negotiations from certain holders of the Notes (the “exchange notes”).

Concurrently with the offering of the ADSs, Goldman Sachs and its applicable affiliate(s), as duly engaged and authorized by us, plan to enter into separate and individually negotiated agreements with certain holders of the Notes to purchase the exchange notes from such holders for cash (the “notes purchase”) using the net proceeds of the offering of the ADSs.

We expect that holders of the exchange notes who sell their exchange notes to Goldman Sachs in privately negotiated transactions may unwind various derivatives with respect to the ADSs and/or purchase the ADSs in this offering or in the market to unwind their exposure to the exchange notes. Any of the above market activities by holders of the exchange notes could increase (or reduce any decrease in) the market price of the ADSs, and we cannot predict the magnitude of such market activities or the overall effect they will have on the price of the ADSs. See “Risk Factors—Risks Related to this Offering and

Our Listed Securities—The notes purchase and related transactions by holders of the Notes may affect the price of our ADSs.”

The closing of each of the notes exchange and notes purchase is contingent upon the closing of this offering.

Use of proceeds	The total net proceeds of the offering of the ADSs will be US$ , after deducting selling commissions.

The net proceeds of this offering will be used, as a part of our comprehensive liability management exercise, (i) by Goldman Sachs to fund the aggregate purchase price of the exchange notes payable by Goldman Sachs to the holders of such exchange notes and (ii) to the extent there is any excess, by us to replenish our cash reserve after our repurchases of certain convertible senior notes in the fourth quarter of 2022 and for other working capital purposes.

See “Use of Proceeds” for additional information.

Lock-up	We, our directors, executive officers and certain shareholders have agreed with Goldman Sachs, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See “Plan of Distribution” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq symbol for the ADSs	The ADSs are listed on the NASDAQ Global Select Market under the symbol “BILI.”

Listing and stock code of Class Z ordinary shares on the Hong Kong Stock Exchange	The Class Z ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited under the stock code “9626.”

Depositary	Deutsche Bank Trust Company Americas

Payment and settlement for the ADSs	Goldman Sachs expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company (“DTC”) on or about , 2023.

Delivery of the exchange notes for cancellation	The exchange notes shall be delivered, at our instruction, by Goldman Sachs to Deutsche Bank Trust Company Americas, as the trustee for the exchange notes for cancellation, free and clear of all liens, encumbrances, equities or claims for cancellation. Delivery of such exchange notes will be made by Goldman Sachs by posting a withdrawal request for such exchange notes through the deposit or withdrawal at custodian settlement system of DTC.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated cash flow data for the years ended December 31, 2019, 2020, and 2021 and summary consolidated balance sheets data as of December 31, 2020 and 2021 have been derived from our audited consolidated financial statements included in the 2021 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our audited consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The following summary consolidated statements of comprehensive loss data and summary consolidated cash flow data for the nine months ended September 30, 2021 and 2022 and summary consolidated balance sheets data as of September 30, 2022 have been derived from our unaudited condensed consolidated financial statements included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on January 9, 2023, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The following selected consolidated balance sheet data as of December 31, 2019 has been derived from our audited consolidated financial statements that are not included in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

The summary consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes and “Item 5. Operating and Financial Review and Prospects” in the 2021 Annual Report, the unaudited condensed consolidated financial statements and related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on January 9, 2023, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on January 9, 2023, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2022.

The following table sets forth certain consolidated statements of comprehensive loss data for the periods indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2021	2021	2022
	RMB	RMB	RMB	RMB	RMB	US$

	(in thousands, except for share and per share data)
Summary Consolidated Statements of Operations and Comprehensive Loss Data:
Net revenues	6,777,922	11,998,976	19,383,684	13,602,901	15,756,681	2,215,039
Cost of revenues(1)	(5,587,673)	(9,158,800)	(15,340,537)	(10,657,556)	(13,156,939)	(1,849,573)
Gross profit	1,190,249	2,840,176	4,043,147	2,945,345	2,599,742	365,466
Operating expenses:
Sales and marketing expenses(1)	(1,198,516)	(3,492,091)	(5,794,853)	(4,033,248)	(3,654,596)	(513,755)
General and administrative expenses(1)	(592,497)	(976,082)	(1,837,506)	(1,299,386)	(1,704,327)	(239,590)
Research and development expenses(1)	(894,411)	(1,512,966)	(2,839,862)	(2,042,245)	(3,271,561)	(459,909)

Total operating expenses	(2,685,424)	(5,981,139)	(10,472,221)	(7,374,879)	(8,630,484)	(1,213,254)

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2021	2021	2022
	RMB	RMB	RMB	RMB	RMB	US$

	(in thousands, except for share and per share data)
Loss from operations	(1,495,175)	(3,140,963)	(6,429,074)	(4,429,534)	(6,030,742)	(847,788)
Loss before tax	(1,267,703)	(3,000,648)	(6,713,450)	(4,650,470)	(5,926,933)	(833,195)
Income tax	(35,867)	(53,369)	(95,289)	(62,502)	(83,684)	(11,764)

Net loss	(1,303,570)	(3,054,017)	(6,808,739)	(4,712,972)	(6,010,617)	(844,959)
Accretion to redeemable noncontrolling interests	—	(4,292)	—	—	—	—
Net loss attributable to noncontrolling interests	14,597	46,605	19,511	11,758	8,258	1,161

Net loss attributable to the Bilibili Inc.’s shareholders	(1,288,973)	(3,011,704)	(6,789,228)	(4,701,214)	(6,002,359)	(843,798)

Net loss	(1,303,570)	(3,054,017)	(6,808,739)	(4,712,972)	(6,010,617)	(844,959)
Other comprehensive income/(loss)
Foreign currency translation adjustments	140,152	(325,100)	(420,991)	(174,120)	399,761	56,197

Total other comprehensive income/(loss)	140,152	(325,100)	(420,991)	(174,120)	399,761	56,197

Total comprehensive loss	(1,163,418)	(3,379,117)	(7,229,730)	(4,887,092)	(5,610,856)	(788,762)
Accretion to redeemable noncontrolling interests	—	(4,292)	—	—	—	—
Net loss attributable to noncontrolling interests	14,597	46,605	19,511	11,758	8,258	1,161

Comprehensive loss attributable to the Bilibili Inc.’s shareholders	(1,148,821)	(3,336,804)	(7,210,219)	(4,875,334)	(5,602,598)	(787,601)

Net loss per share, basic	(3.99)	(8.71)	(17.87)	(12.50)	(15.22)	(2.14)
Net loss per share, diluted	(3.99)	(8.71)	(17.87)	(12.50)	(15.22)	(2.14)
Net loss per ADS, basic	(3.99)	(8.71)	(17.87)	(12.50)	(15.22)	(2.14)
Net loss per ADS, diluted	(3.99)	(8.71)	(17.87)	(12.50)	(15.22)	(2.14)
Weighted average number of ordinary shares, basic	323,161,680	345,816,023	379,898,121	376,073,065	394,452,475	394,452,475
Weighted average number of ordinary shares, diluted	323,161,680	345,816,023	379,898,121	376,073,065	394,452,475	394,452,475
Weighted average number of ADS, basic	323,161,680	345,816,023	379,898,121	376,073,065	394,452,475	394,452,475

Note:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2021	2021	2022
	RMB	RMB	RMB	RMB	RMB	US$

	(in thousands)
Cost of revenues	23,281	37,087	76,232	50,069	54,188	7,618
Sales and marketing expenses	14,269	40,808	53,452	38,195	41,226	5,795
General and administrative expenses	68,497	181,753	553,526	387,857	418,295	58,803
Research and development expenses	66,503	126,250	316,607	216,226	272,179	38,262

Total	172,550	385,898	999,817	692,347	785,888	110,478

The following table sets forth certain consolidated balance sheets data as of the dates indicated.

	As of December 31,			As of September 30,
	2019	2020	2021	2022
	RMB	RMB	RMB	RMB	US$

	(in thousands)
Summary Consolidated Balance Sheet Data:
Current assets:
Cash and cash equivalents	4,962,660	4,678,109	7,523,108	5,466,115	768,414
Time deposits	1,844,558	4,720,089	7,632,334	11,946,427	1,679,402
Accounts receivable, net	744,845	1,053,641	1,382,328	1,298,075	182,480
Prepayments and other current assets	1,315,901	1,765,787	2,807,048	2,382,487	334,926
Short-term investments	1,260,810	3,357,189	15,060,722	6,528,634	917,781
Non-current assets:
Intangible assets, net	1,657,333	2,356,959	3,835,600	4,584,414	644,467
Goodwill	1,012,026	1,295,786	2,338,303	2,725,130	383,093
Long-term investments, net	1,251,129	2,232,938	5,502,524	5,907,854	830,513
Total assets	15,516,567	23,865,608	52,053,151	47,600,453	6,691,566
Short-term loan and current portion of long-term debt	—	100,000	1,232,106	6,953,943	977,570
Total current liabilities	4,272,597	7,391,548	12,071,011	17,929,487	2,520,488
Long-term debt	3,414,628	8,340,922	17,784,092	12,301,692	1,729,344
Total shareholders’ equity	7,636,460	7,782,204	21,716,066	16,543,520	2,325,651

As of September 30, 2022, we had cash and cash equivalents, time deposits and short-term investments of RMB23.9 billion (US$3.4 billion).

The following table sets forth certain consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2019	2020	2021	2021	2022
	RMB	RMB	RMB	RMB	RMB	US$

	(in thousands)
Summary Consolidated Statements of Cash Flow Data:
Net cash provided by/(used in) operating activities	194,551	753,103	(2,647,008)	(2,024,278)	(3,204,114)	(450,425)
Net cash (used in)/provided by investing activities	(3,958,277)	(8,906,821)	(24,578,111)	(12,094,503)	2,387,228	335,591
Net cash provided by/(used in) financing activities	5,078,842	8,335,419	30,389,152	20,051,892	(1,566,552)	(220,223)
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies	107,513	(466,252)	(319,034)	(140,983)	326,445	45,889

Net increase/(decrease) in cash and cash equivalents	1,422,629	(284,551)	2,844,999	5,792,128	(2,056,993)	(289,168)
Cash and cash equivalents at beginning of the year/period	3,540,031	4,962,660	4,678,109	4,678,109	7,523,108	1,057,582

Cash and cash equivalents at end of the year/period	4,962,660	4,678,109	7,523,108	10,470,237	5,466,115	768,414

RISK FACTORS

Investing in our securities involves a high degree of risk before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in the 2021 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.

Risks Related to Our Business and Industry

Our business generates and processes a large amount of data, and we are required to comply with PRC and other applicable laws relating to privacy and cybersecurity. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.

Our business generates and processes a large quantity of data. We face risks inherent in handling and protecting large volume of data. In particular, we face a number of challenges relating to data from transactions and other activities on our platforms, including:

•	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

•	addressing concerns related to privacy and sharing, safety, security and other factors; and

•

complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to these data.

In general, we expect that data security and data protection compliance will receive greater attention and focus from regulators, both domestically and globally, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, including fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

The PRC regulatory and enforcement regime with regard to data security and data protection is evolving and may be subject to different interpretations or significant changes. Moreover, different PRC regulatory bodies, including the Standing Committee of the National People’s Congress, or the SCNPC, the Ministry of Industry and Information Technology, or the MIIT, the Cyberspace Administration of China, the CAC, the Ministry of Public Security, or the MPS and State Administration for Market Regulation, or the SAMR, have enforced data privacy and protections laws and regulations with varying standards and applications. See “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Internet Information Security and Privacy Protection” in the 2021 Annual Report. The following are examples of certain recent PRC regulatory activities in this area:

Data Security

•

In June 2021, the SCNPC promulgated the Data Security Law, which took effect in September 2021. The Data Security Law, among other things, provides for security review procedure for data-related activities that may affect national security. In July 2021, the state council promulgated the Regulations on Protection of Critical Information Infrastructure, which became effective on September 1, 2021.

Pursuant to this regulation, critical information infrastructure means key network facilities or information systems of critical industries or sectors, such as public communication and information service, energy, transportation, water conservation, finance, public services, e-government affairs and national defense science, the damage, malfunction or data leakage of which may endanger national security, people’s livelihoods and the public interest. In December 2021, the CAC, together with other authorities, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services and the network platform operators that conduct data processing activities must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public listing in a foreign country. As of the date of this prospectus supplement, no detailed rules or implementation rules have been issued by any authority and we have not been informed that we are a critical information infrastructure operator by any government authorities. Furthermore, the exact scope of “critical information infrastructure operators” under the current regulatory regime remains unclear, and the PRC government authorities may have wide discretion in the interpretation and enforcement of the applicable laws. Therefore, it is uncertain whether we would be deemed to be a critical information infrastructure operator under PRC law. If we are deemed to be a critical information infrastructure operator under the PRC cybersecurity laws and regulations, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations.

•

In November 2021, the CAC released the Regulations of Internet Data Security Management (Draft for Comments), or the Draft Regulations. The Draft Regulations provide that data processors refer to individuals or organizations that, during their data processing activities such as data collection, storage, utilization, processing, transmission, provision, publication and deletion, have autonomy over the purpose and the manner of data processing. In accordance with the Draft Regulations, data processors shall apply for a cybersecurity review for certain activities, including, among other things, (i) the listing in a foreign country of data processors that process the personal information of more than one million users and (ii) any data processing activity that affects or may affect national security. However, there have been no clarifications from the relevant authorities as of the date of this prospectus supplement as to the standards for determining whether an activity is one that “affects or may affect national security.” In addition, the Draft Regulations requires that data processors that process “important data” or are listed overseas must conduct an annual data security assessment by itself or commission a data security service provider to do so, and submit the assessment report of the preceding year to the municipal cybersecurity department by the end of January each year. As of the date of this prospectus supplement, the Draft Regulations was released for public comment only, and their respective provisions and anticipated adoption or effective date may be subject to change with substantial uncertainty.

•

In July 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, which became effective on September 1, 2022. These measures outline the requirements and procedures for security assessments on export of important data or personal information collected or generated within the territory of mainland China. Furthermore, these measures provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. Specifically, security assessment is required before any cross-border data can be transferred out of mainland China if: (i) the data transferred out of mainland China is important data; (ii) the data processor is a critical information infrastructure operator or data processor that processes personal information of more than one million individuals; (iii) cross-border data transfer of personal information by a data processor who has made cross-border transfer of aggregately more than 100,000 individuals’ personal information or more than 10,000 individuals’ sensitive personal information since January 1st of the previous year; or (iv) otherwise required by the CAC.

•

In September 2022, the CAC promulgated the Decision to Amend the Cybersecurity Law of the People’s Republic of China (Draft for Comments), which mainly involves amendments in the following aspects: (i) improving the legal liability system for violating the general provisions of network operation security, (ii) modifying the legal liability system for security protection of critical information infrastructure, (iii) adjusting the legal liability system for network information security, and (iv) revising the legal liability system for personal information protection.

Personal Information and Privacy

•

In October 2020, the SCNPC revised and promulgated the Law of the PRC on the Protection of Minors (2020 Revision), which took effect on June 1, 2021, according to which, information processors must follow the principles of legality, legitimacy and necessity when processing personal information of minors via internet, and must obtain consent from minors’ parents or other guardians when processing personal information of minors under age of 14. Internet service providers must also promptly alert upon the discovery of publishing private information by minors via the internet and take necessary protective measures.

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In August 2021, the SCNPC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. We update our privacy policies from time to time to meet the latest regulatory requirements of PRC government authorities and adopt technical measures to protect data and ensure cybersecurity in a systematic way. Nonetheless, the Personal Information Protection Law elevates the protection requirements for personal information processing, and many specific requirements of this law remain to be clarified by the regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

Many of the data-related legislations are relatively new and certain concepts thereunder remain subject to interpretation by the regulators. If any data that we possess belongs to data categories that are subject to heightened scrutiny, we may be required to adopt stricter measures for protection and management of such data. The Cybersecurity Review Measures and the Draft Regulations remain unclear on whether the relevant requirements will be applicable to companies that are already listed in the United States, such as us. We cannot predict the impact of the Cybersecurity Review Measures and the Draft Regulations, if any, at this stage, and we will closely monitor and assess any development in the rule-making process. If the Cybersecurity Review Measures and the enacted version of the Draft Regulations mandate clearance of cybersecurity review and other specific actions to be taken by issuers like us, we face uncertainties as to whether these additional procedures can be completed by us timely, or at all, which may subject us to government enforcement actions and investigations, fines, penalties, suspension of our non-compliant operations, or removal of our app from the relevant application stores, and materially and adversely affect our business and results of operations. As of the date of this prospectus supplement, we have not been involved in any formal investigations on cybersecurity review made by the CAC on such basis.

In general, compliance with the existing PRC laws and regulations, as well as additional laws and regulations that PRC regulatory bodies may enact in the future, related to data security and personal information protection, may be costly and result in additional expenses to us, and subject us to negative publicity, which could harm our reputation and business operations. There are also uncertainties with respect to how such laws and regulations will be implemented and interpreted in practice.

In addition, regulatory authorities around the world have adopted or are considering a number of legislative and regulatory proposals concerning data protection. These legislative and regulatory proposals, if adopted, and the uncertain interpretations and application thereof could, in addition to the possibility of fines, result in an order requiring that we change our data practices and policies, which could have an adverse effect on our business and results of operations. The European Union General Data Protection Regulation (“GDPR”), which came into effect on May 25, 2018, includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR establishes new requirements applicable to the processing of personal data, affords new data protection rights to individuals and imposes penalties for serious data breaches. Individuals also have a right to compensation under the GDPR for financial or non-financial losses. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website or our mobile platform and input protected information, we may become subject to provisions of the GDPR.

If we fail to obtain and maintain the licenses and approvals required within the complex regulatory environment applicable to our businesses in China, or if we are required to take compliance actions that are time-consuming or costly, our business, financial condition and results of operations may be materially and adversely affected.

The internet and mobile industries in China are highly regulated. Our consolidated affiliated entities are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services. However, we cannot assure you that we can successfully renew these licenses in a timely manner or that these licenses are sufficient to conduct all of our present or future business. As we develop and expand our business scope, we may need to obtain additional qualifications, permits, approvals or licenses. We may be required to obtain additional licenses or approvals if the PRC government adopts more stringent policies or regulations for our business.

The expiration date of the major subsidiary’s Online Culture Operating Permits granted by the local branch of the Ministry of Culture and Tourism, or the MCT, ranges from March 2023 to July 2025, which were all renewed after May 2019. Under the Notice on Adjusting the Scope of Examination and Approval regarding the Internet Culture Operation License to Further Regulate the Approval Work released in May 2019, the Online Culture Operating Permits covering the business scope of using the information network to operate online games granted by the MCT before this notice will remain valid until the expiration dates of these permits. On July 10, 2019, the MCT announced the abolishment of the Interim Measures on Administration of Online Games, which regulated the issuance of Online Culture Operating Permits relating to online games. As the MCT ceased to assume the responsibility for the administration of the online game industry and no longer approved or issued the Online Culture Operating Permits regarding online games since May 2019, the Online Culture Operating Permits held by our major subsidiary no longer contains content related to online games operation. Based on our PRC counsel, Jingtian & Gongcheng’s consultation with the Shanghai Municipal Administration of Culture and Tourism in November 2022, the MCT no longer assumes the responsibility to supervise the operation of online games, and it is not necessary for an enterprise to obtain Online Culture Operating Permits to operate online game operation business. As of the date of this prospectus supplement, the governmental authorities have not issued laws or regulations to replace the Interim Measures on Administration of Online Games, and no laws, regulations or official guidelines have been promulgated regarding whether the responsibility of MCT for regulating online games will be undertaken by another governmental department. Therefore, our PRC counsel, Jingtian & Gongcheng, has advised us that as long as there is no governmental authority promulgating new supervision requirements for the operation of online game, we are able to continue our online game operation business although the Online Culture Operating Permits currently held no longer contain content related to online games operation, which will not constitute any material noncompliance.

The National Press and Publication Administration, or the NAPP, at the national level had suspended the approval of game registration and issuance of publication numbers for online games starting from March 2018, and later resumed game registration and issued game publication numbers for the first batch of games with an effective date of December 19, 2018. From August 2021, no new game registration and the publication numbers for online games were approved or issued from the NAPP at the national level until resumed in April 2022, and the processing time of games registration and issuance of publication numbers may vary greatly and is within the NAPP’s discretion. Any delay in game registration with NAPP or obtaining game publication numbers could lead to the termination of our cooperation agreements with third parties or negatively affect the operation results of our games. For more information, see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Online Games” in the 2021 Annual Report. If we are unable to comply with the new regulations relating to our online games operations, our ability to introduce, launch and operate new games may be adversely affected, and our financial condition and operating results could be adversely affected. In addition, we cannot assure you that the suspension of the approval procedure of game registration and issuance of publication numbers would not occur again in the future and cannot predict how long such duration of suspension will be, and we cannot assure you that we or relevant third parties can obtain the NAPP’s approvals or complete any new governmental requirements for all games on our platform in a timely manner or at all, which could adversely and materially impact our ability to introduce new games, the timetable to launch new games and our business growth.

Moreover, the provision of online games is deemed to be an internet publication activity. An online game operator may be required to obtain an Internet Publishing Service License in order to directly make those games publicly available in China. Although it is not specifically authorized by the NAPP, an online game operator is generally able to publish its games through third-party licensed electronic publishing entities and register the games with the NAPP as electronic publications, which is consistent with our practice as of the date of this prospectus supplement. In addition, the provision of comics online may be deemed to be an internet publication activity, which may require the content provider to obtain an Internet Publishing Service License. Furthermore, in a consultation with the competent government authorities in November 2022, our PRC counsel, Jingtian & Gongcheng, was informed that operation of an online comics business currently does not require the Internet Publishing Service License. If the regulatory policies change in the future and we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of the net revenues that were generated through online games and comics, the imposition of fines, the revocation of our business and operating licenses and the discontinuation or restriction of our operations of online games and comics.

Under the Administrative Regulations on the Introduction and Broadcasting of Foreign Television Programs, the introduction or broadcasting of foreign anime in China is subject to approval of the SAPPRFT or its authorized entities. Approval or filing procedures were previously not explicitly required in practice by the NRTA for the broadcasting and distribution of foreign anime on the internet only, until NRTA and its authorized authorities clarified and implemented the relevant filing procedure in 2021. Since then, based on our consultation with the relevant government authorities, we have been following the required filing procedure for our newly introduced foreign anime before broadcasting and distributing them on our platform. According to the Regulations on the Administration of Algorithm Recommendation for Internet Information Services, which came into effect in March 2022, providers of algorithm recommendation services with public opinion attributes or social mobilization capabilities should fill in information such as the name of the service provider, service form, application area, type of algorithm, algorithm self-assessment report, intended public content and other information through the Internet Information Services Algorithm Filing System within ten working days from the date of service provision to fulfill the filing procedures. Currently, we are in the process of filing the relevant information and as of the date of this prospectus supplement, we have not received any notice or warning from the relevant governmental authority requiring for rectification.

In April 2022, the National Radio and Television Administration, or the NRTA, and Publication Bureau of the Central Propaganda Department of the Communist Party of China issued the notice on strengthening the management of live broadcasting of games on network audiovisual program platforms, which stipulates that live broadcasting of games shall be reported to the administrative department of radio and television in accordance with the relevant requirements for live programs. In May 2022, Opinions on Regulating Live Webcasts for Rewards and Enhancing the Protection of Minors was issued, which states that minors are prohibited from participating in live broadcasting rewards. Furthermore, the website platform should strengthen the management of the registration of anchor accounts, and optimize the “teenage mode” and the website platform to establish a dedicated customer service team for minors and strengthen the management of peak hours. The provision of online anchor services to minors under the age of 16 are prohibited, and the provision of online anchor services to minors between the age of 16 and 18 shall be subject to the consent of their guardians. After 22:00 every day, the services under the “teenage mode” should be forced offline. In June 2022, the NRTA and the MCT issued the Code of Conduct for Online Hosts, which requires live broadcasting platforms to review and record the practice qualifications of live broadcasting hosts who require a high level of professionalism (e.g. healthcare, finance, law, education). In November 2022, the CAC issued the Circular on Effectively Strengthening the Governance of Online Violence, requiring website platforms to establish the classification standards for online violence information and the sample database of model cases, establish the identification model for online violence in light of their own characteristics, establish the emergency response mechanism for online violence, provide the settings for closing the private messages, comments, forwarding and “@” message of strangers with one click and optimize the rules for private messages, etc. The Administrative Provisions on Online Comment Following Services will be effective from December 15, 2022, according to which, the providers of online comment following services shall verify the identity information of registered users, and shall not provide online comment following services to users who have not verified their identity information or falsely use the identity information of any organization or other individuals. For internet follow-up comment services for news information, the system of “content check before publication” shall be established; and for internet follow-up comment services by way of bullet chats, the corresponding static version of information content shall be provided on the same platform and page at the same time.

Considerable uncertainties exist in relation to the interpretation and implementation of existing and future laws and regulations governing our business activities. We could be found in violation of any future laws and regulations or of the laws and regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations. If we fail to complete, obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet or mobile activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties or changes in policies, regulations or enforcement by government authorities, may disrupt our operations and materially and adversely affect our business, financial condition and results of operations.

In August 2018, the National Office of Anti-Pornography and Illegal Publication, the MIIT, the MPS, the MCT, the NRTA and the CAC jointly issued the Notice on Strengthening the Management of Live Broadcasting Service, which required a real-name registration system for users to be put in place by live broadcasting service providers. On October 25, 2019, the NAPP issued the Notice on Preventing Minors from Indulging in Online Games, which requires all online gamers to register accounts with their valid identity information and all game companies to stop providing game services to users who fail to do so. Pursuant to the Notice 78, users who have not registered with real names or who are minors are prohibited from virtual gifting. On October 17, 2020, the Law of the PRC on the Protection of Minors (2020 Revision) added a new section entitled “Online Protections” which stipulates a series of provisions to further protect minors’ interests on the internet. On August 30, 2021, the NAPP promulgated the Notice on Further Strict Management to Effectively Prevent Minors from Being Addicted to Online Games, which became effective on September 1, 2021. The notice requires that all online games must be connected to the real-name verification system of the NAPP for online games to prevent addiction, all online game users must use real and valid identity information to register their game accounts and log in to online games, and online games enterprises must not provide online game services in any form (including visitor experience mode) to users who have not registered and logged in with their real names. For more information, see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Online Games” and “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Online Live Broadcasting Services” in the 2021 Annual Report. On March 25, 2022, the CAC, the State Taxation Administration of the PRC, or the STA, and the SAMR jointly issued the Notice on Further Standardizing the Profit-Making Behavior of Live Broadcasting to Promote the Healthy Development of the Industry, which required live broadcasting platforms to authenticate the identity of each live broadcasting publisher and report various information of those publishers that have profit-making behaviors to local provincial-level network department and tax authorities semi-annually. For a detailed description, see “Item 4.

Information on the Company—B. Business Overview—Regulation—Regulations Related to Online Games” and “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Online Live Broadcasting Services” in the 2021 Annual Report.

We have implemented and we will continue to implement measures to comply with real-name registration requirements under PRC laws and regulations. However, the PRC government may further tighten the real-name registration requirements or require us to implement a more thorough compulsory real-name registration system for all users on our platform in the future, so that we will need to upgrade our system or purchase relevant services from third-party service providers and incur additional costs in relation thereto. If we were required to implement a more rigid real-name registration system for users on our platform, potential users may be deterred from registering with our platform, which may in turn negatively affect the growth of our user base and prospect.

We face risks related to natural disasters, health epidemics and other outbreaks, such as the COVID-19 pandemic, which could significantly disrupt our operations.

In recent years, there have been outbreaks of epidemics in China and globally, including the outbreak of COVID-19. In March 2020, the World Health Organization declared the COVID-19 a pandemic. COVID-19 has resulted in quarantines, travel restrictions, and the temporary closure of businesses and facilities in China and worldwide.

The worldwide outbreak of COVID-19 pandemic has resulted in significant disruptions in the global economy. To contain the spread of COVID-19, the Chinese government has taken certain emergency measures, including extension of the Lunar New Year holidays, implementation of travel bans, blockade of certain roads and closure of factories and businesses, and encouragement of remote working arrangements and cancellation of public activities. Recently, there has been a recurrence of COVID-19 outbreaks in certain provinces of China, including Shanghai, due to the Delta and Omicron variants. As a result, the Chinese government has implemented similar emergency measures to contain further spread of COVID-19.

As it has historically, the COVID-19 pandemic may continue to, among other things, (i) disrupt our supply chain, delay our ability to timely fulfill our e-commerce orders and lead to higher fulfilment expenses, (ii) reduce or curtail our customers’ advertising expenditures and overall demand for our services, and increase the volatility of their advertising expenditure patterns from period-to-period, (iii) increase the volatility of the size and engagement of our active user base, and cause us to incur higher bandwidth costs, (iv) cause delays in production and uncertainty in scheduling of content of our licensed content providers, which may in turn have a negative impact on our premium membership subscription and the amount of advertising sponsorship received by us, and (v) the initiatives we put forth in response to COVID-19 and many other efforts to leverage our technology, products and services to help contain the pandemic, all of which could have a material adverse effect on our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of COVID-19 on Our Operations and Financial Performance” in Exhibit 99.2 to our current report on Form 6-K filed on January 9, 2023, which is incorporated by reference into this prospectus supplement.

We have reinstated remote working arrangements for our employees in affected regions, which could however reduce the capacity and efficiency of our operations and negatively impact the normal business operations. Our other measures taken to reduce the impact of this epidemic outbreak included upgrading our telecommuting system, monitoring our employees’ health on a daily basis and optimizing our technology system to support potential growth in user traffic. We continue to monitor the evolving situation and guidance from government and public health authorities and may take additional actions based on their recommendations.

There remains uncertainty around the severity and duration of the COVID-19 pandemic and the measures taken, or may be taken, in response to the COVID-19 pandemic, which will depend on numerous factors, including, among others, the emergence of new cases of COVID-19 and its variants, hospitalization and mortality rates, and the availability and distribution of safe and effective treatments and vaccines.

We are also vulnerable to natural disasters and other calamities. Although we have servers that are hosted in an offsite location and our backup system is able to capture data on a real-time basis, we may still be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect our offline events and delivery of the merchandise sold on our platform. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, the offline events operated by us may be cancelled or delayed and the delivery of the merchandise sold on our platform may be delayed. Government advices regarding, or restrictions on holding offline events and travels, in the event of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on our business and operating results.

Risks Related to Doing Business in China

We face uncertainties with respect to the interpretation and implementation of the Anti-Monopoly Guidelines for the Internet Platform Economy Sector and other anti-monopoly and competition laws and how it may impact our business operations.

The PRC anti-monopoly enforcement agencies have strengthened enforcement under the PRC Anti-Monopoly Law in recent years. In February 2021, the Anti-Monopoly Guidelines for the Internet Platform Economy Sector was promulgated by the Antimonopoly Commission of the PRC State Council. The Anti-Monopoly Guidelines for the Internet Platform Economy Sector is consistent with the Anti-Monopoly Law of PRC and prohibits monopoly agreements, abuse of dominant position and concentration of undertakings that may have the effect of eliminating or restricting competitions in the field of platform economy. More specifically, the Anti-Monopoly Guidelines for the Internet Platform Economy Sector outlines certain practices that may, if without justifiable reasons, constitute abuse of dominant position, including without limitation, tailored pricing using big data and analytics, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundled services to sell services or products, and compulsory collection of user data. Besides, the Anti-Monopoly Guidelines for the Internet Platform Economy Sector expressly states that concentration involving VIE will also be subject to antitrust filing requirements. On August 17, 2021, the SAMR issued the Provisions on Preventing Unfair Online Competition (Draft for Comments), which detailed the implementation of the PRC Unfair Competition Law, including specifying certain online unfair competition behaviors that should be prohibited. As of the date of this prospectus supplement, Provisions on Preventing Unfair Online Competition (Draft for Comments) have not been formally adopted, and due to the lack of further clarification, there are still uncertainties regarding the interpretation and implementation of the provisions. Since the Anti-Monopoly Guidelines for the Internet Platform Economy Sector are relatively new and the Provisions on Preventing Unfair Online Competition (Draft for Comments) have not been formally adopted, uncertainties still exist in relation to its interpretation and implementation. Although we do not believe we engage in any foregoing situations which would cause material adverse effect on our financial and business conditions, we cannot assure you that our business operations will comply with such regulation in all respects, and any failure or perceived failure by us to comply with such regulation may result in governmental investigations, fines and/or other sanctions on us.

In April 2021, the SAMR, together with certain other PRC government authorities convened an administrative guidance meeting, focusing on unfair competition acts in community group buying, self-inspection and rectification by major internet companies of possible violations of anti-monopoly, anti-unfair competition, tax and other related laws and regulations, and requesting such companies to comply with relevant laws and regulations strictly and be subject to public supervision. In addition, many internet companies, including over 30 companies which attended such administrative guidance meeting, are required to conduct a comprehensive self-inspection and make necessary rectification accordingly. The SAMR stated that it will organize and conduct inspections on the companies’ rectification results. If a company is found to conduct illegal activities, more severe penalties are expected to be imposed in accordance with the laws.

On June 24, 2022, the SCNPC adopted the amendment on Anti-Monopoly Law, which introduced a “safe harbor” for anti-competitive agreements that have a market share lower than a specific threshold to be set by the SAMR, granted the SAMR the power to suspend the review period in merger investigations under specified circumstances, allowed public prosecutors to bring a civil public interest lawsuit based on monopolistic behaviors, and significantly increased the penalties for violation of anti-monopoly law etc. This amendment emphasized on the enforcement of anti-monopoly laws in the internet, finance and other key industries.

The strengthened enforcement of the Anti-Monopoly Law could result in investigations on our acquisition transactions conducted in the past and make our acquisition transactions in the future more difficult due to the prior filing requirement. If a business operator carries out a concentration in violation of the Anti-Monopoly Law, the relevant authority may order the business operator to terminate the concentration, dispose of the shares or assets or transfer the business within a specified time limit, or take other measures to restore the pre-concentration status, and impose a fine of up to 10% of the preceding year’s sales volume where such concentration has or may have the effect of excluding or restricting competition, or a fine of up to RMB5,000,000 where such concentration does not have the effect of excluding or restricting competition. The PRC anti-monopoly laws may increase our compliance burden, particularly in the context of relevant PRC authorities recently strengthening supervision and enforcement of the Anti- Monopoly Law against internet platforms. If the PRC regulatory authorities identify any of our activities as monopolistic under the Anti-Monopoly Law or the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, or identify us holding a dominant market position or of abusing such dominant position, we may be subject to investigations and administrative penalties, such as termination of monopolistic act and confiscation of illegal gains. There are significant uncertainties associated with the evolving legislative activities and varied local implementation practices of anti-monopoly and competition laws and regulations in China. Any non-compliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, lead to negative publicity, liabilities or administrative penalties, therefore materially and adversely affect our financial conditions, operations and business prospects. If we are required to take any rectifying or remedial measures or are subject to any penalties, our reputation and business operations may be materially and adversely affected.

The PCAOB had historically been unable to inspect our auditor in relation to their audit work and the inability of the PCAOB to conduct inspections of the auditor in the past has deprived our investors with the benefits of such inspections.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus supplement, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. The auditor is located in mainland China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. As a result, we and investors in the ADSs were deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China in the past has made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we and investors in our ADSs would be deprived of the benefits of such PCAOB inspections again, which could cause investors and potential investors in the ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and our auditor was subject to that determination. In May 2022, the SEC conclusively listed us as a Commission-Identified Issuer under the HFCAA following the filing of our annual report on Form 20-F for the fiscal year ended December 31, 2021.

On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our 2022 annual report on Form 20-F for the fiscal year ended December 31, 2022.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. Although our Class Z ordinary shares have been listed on the Hong Kong Stock Exchange and the ADSs and Class Z ordinary shares are fully fungible, we cannot assure you that an active trading market for our Class Z ordinary shares on the Hong Kong Stock Exchange will be sustained or that the ADSs can be converted and traded with sufficient market recognition and liquidity, if our shares and ADSs are prohibited from trading in the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

The approval of, or report and filings with the CSRC or other PRC government authorities may be required in connection with our offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing and report process.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained by us, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on December 24, 2021, the CSRC issued a draft of the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies, and a draft of Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies for public comments. These draft measures propose to establish a new filing-based regime to regulate overseas offerings and listings by domestic companies. Specifically, an overseas offering and listing by a PRC company, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC. The examination and determination of an indirect offering and listing will be conducted on a substance-over-form basis, and an offering and listing shall be deemed as a PRC company’s indirect overseas offering and listing if the issuer meets the following conditions: (i) any of the operating income, gross profit, total assets, or net assets of the PRC enterprise in the most recent fiscal year was more than 50% of the relevant line item in the issuer’s audited consolidated financial statement for that year; and (ii) senior management personnel responsible for business operations and management are mostly PRC citizens or are ordinarily resident in the PRC, and the principal place of business is in the PRC or carried out in the PRC. The issuer or its affiliated PRC entity, as the case may be, shall file with the CSRC for its initial public offering, follow-on offering and other equivalent offing activities. Particularly, the issuer shall submit the filing with respect to its initial public offering and listing within three business days after its initial filing of the listing application, and submit the filing with respect to its follow-on offering within three business days after the completion of the follow-on offering. Failure to comply with the filing requirements may result in fines to the relevant PRC companies, suspension of their businesses, revocation of their business licenses and operation permits and fines on the controlling shareholder and other responsible persons. Theses draft measures also set forth certain regulatory red lines for overseas offerings and listings by PRC enterprises. On April 2, 2022, the CSRC promulgated Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Issuance and Listing by Domestic Enterprises (Draft for Comments), according to which, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, documents and materials that contain state secrets or government work secrets, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. A domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, other documents and materials that, if divulged, will jeopardize national security or public interest, shall strictly fulfil relevant procedures stipulated by applicable national regulations. For more information, see “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to M&A and Overseas Listings” in the 2021 Annual Report.

There are substantial uncertainties as to whether these draft measures to regulate direct or indirect overseas offering and listing would be further amended, revised or updated, their enactment timetable and final content. As the CSRC may formulate and publish guidelines for filings in the future, the draft of Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies for public comments does not provide for detailed requirements of the substance and form of the filing documents. In a Q&A released on its official website, the respondent CSRC official indicated that the proposed new filing requirement will start with new companies and the existing companies seeking to carry out activities like follow-on financing. As for the filings for the existing companies, the regulator will grant adequate transition period and apply separate arrangements. The Q&A also addressed the contractual arrangements and pointed out that if relevant domestic laws and regulations have been observed, companies with compliant VIE structure may seek overseas listing after completion of the CSRC filings. Nevertheless, it does not specify what qualify as compliant VIE structures and what relevant domestic laws and regulations are required to be complied with. The draft Provisions on Strengthening the Confidentiality and Archives Administration of Overseas Securities Issuance and Listing by Domestic Enterprises does not provide for a clear scope of government work secrets or the documents and materials that, if divulged, will jeopardize national security or public interest, and the PRC government authorities may have wide discretion in the interpretation and enforcement of the applicable laws. Given the substantial uncertainties surrounding the latest CSRC filing requirements at this stage, we cannot assure you that we will be able to complete the filings and fully comply with the relevant new rules on a timely basis, if at all.

On December 27, 2021, the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, jointly issued the Negative List (2021), which became effective on January 1, 2022. Pursuant to the Negative List (2021), if a domestic company engaging in the prohibited business stipulated in the Negative List (2021) seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. Besides, the foreign investors of the company shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. At a press conference held on January 18, 2022, the NDRC clarified that the requirement as mentioned above would only apply to domestic company’s direct overseas offerings; as for the domestic company to list overseas indirectly, the CSRC is seeking public comments on the relevant regulations. As the Negative List (2021) is relatively new, there remain substantial uncertainties as to the interpretation and implementation of these new requirements, and it is unclear as to whether and to what extent listed companies like us will be subject to these new requirements. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial conditions and business prospect may be adversely and materially affected.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the enacted versions of the draft measures, regulations and provisions described above, are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

Risks Related to this Offering and Our Listed Securities

The trading prices of our listed securities have been and are likely to continue to be volatile, regardless of our operating performance, which could result in substantial losses to our investors.

The trading price of our ADSs has been volatile since our ADSs started to trade on the Nasdaq Global Select market, and could fluctuate widely due to factors beyond our control. The trading price of our Class Z ordinary shares, likewise, can be volatile for similar or different reasons. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States and/or Hong Kong. In addition to market and industry factors, the prices and trading volumes for our listed securities may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new product and service offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our products and services or our industry;

•	additions or departures of key personnel;

•	releases at any time, in some cases without notice, of lock-up or other transfer restrictions on our outstanding ordinary shares, ADSs or other equity related securities;

•	sales of additional ADSs or other equity-related securities in the public markets, or issuance of ADSs upon conversion of convertible senior notes issued by us, or the perception of these events; and

•	actual or potential litigation or regulatory investigations.

Sales or perceived potential sales of our Class Z ordinary shares, ADSs, or other equity or equity-linked securities in the public market could cause the price of our Class Z ordinary shares and/or ADSs to decline.

Sales, either directly or in connection with derivative or other financial arrangements, of our Class Z ordinary shares, ADSs, or other equity or equity-linked securities in the public market, or the perception that these sales could occur, may cause the market price of our Class Z ordinary shares and/or ADSs to decline significantly. All of our Class Z ordinary shares represented by ADSs were freely transferable by persons other than our affiliates without restriction or additional registration under the U.S. Securities Act. The Class Z ordinary shares held by our affiliates are also available for sale, subject to volume and other restrictions as applicable under Rule 144 of the U.S. Securities Act, under trading plans adopted pursuant to Rule 10b5-1 or otherwise.

Furthermore, although all of our directors and executive officers have agreed to a lock-up of their Class Z ordinary shares, any major disposal of our Class Z ordinary shares and/or ADSs by any of them upon expiration of the relevant lock-up periods (or the perception that these disposals may occur upon the expiration of the lock-up period) may cause the prevailing market price of our Class Z ordinary shares and/or ADSs to fall which could negatively impact our ability to raise equity capital in the future.

We may need additional capital, and the sale of additional ADSs, Class Z ordinary shares, or other equity securities could result in additional dilution to our shareholders, and the incurrence of additional indebtedness could increase our debt obligations.

We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our Class Z ordinary shares and/or the ADSs (including upon conversion of our convertible senior notes) could dilute the interests of our shareholders and the ADS holders and adversely impact the trading price of our listed securities. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we cannot obtain sufficient cash when we need it, we may not be able to meet our payment obligations under our convertible notes.

The April 2026 Notes bear interest at a rate of 1.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2019, and will mature on April 1, 2026 (unless earlier repurchased, redeemed or converted). The 2027 Notes bear interest at a rate of 1.25% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020, and will mature on June 15, 2027 (unless repurchased, redeemed or converted). The December 2026 Notes bear interest at a rate of 0.50% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2022, and will mature on December 1, 2026 (unless earlier repurchased, redeemed or converted). The April 2026 Notes, 2027 Notes and December 2026 Notes are collectively referred to as the Bilibili Convertible Notes in this prospectus supplement.

Holders of the Bilibili Convertible Notes have the right to require us to repurchase their notes on April 1, 2024, in the case of the April 2026 Notes, June 15, 2023 and June 15, 2025, in the case of the 2027 Notes, and December 1, 2024, in the case of the December 2026 Notes. In addition, the Bilibili Convertible Notes each contains similar protections concerning the holders’ right to require us to repurchase their notes upon the occurrence of a fundamental change (as defined in the terms of such notes), as well as similar provisions regarding our ability to redeem the existing notes in case of certain changes in tax law. Each of the indentures for the Bilibili Convertible Notes defines a “fundamental change” to include, among other things, Bilibili’s ADSs ceasing to be listed on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market. See “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.” Upon the occurrence of a fundamental change, holders of the Bilibili Convertible Notes will have the right, at their option, to require us to repurchase all of their Bilibili Convertible Notes or any portion of the principal amount at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. In the event of a fundamental change, we may also be required to issue additional ADSs or, in the case of the December 2026 Notes, Class Z ordinary shares in lieu of ADSs if a holder of the December 2026 Notes so elects, upon conversion of the relevant Bilibili Convertible Notes. In addition, upon conversion of the December 2026 Notes, unless we elect to deliver solely ADSs (or Class Z ordinary shares if such holder elects to receive Class Z ordinary shares in lieu of any ADSs deliverable upon conversion) to settle such conversion (other than paying cash in lieu of delivering any fractional ADS), we will be required to make cash payments in respect of the notes being converted.

However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes surrendered therefor or redeem the notes or the notes being converted. In addition, our ability to repurchase the notes, redeem the notes or pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our and/or our subsidiaries’ current or future indebtedness. We derive most of our revenues from, and hold most of our assets through, our subsidiaries. As a result, we may rely in part upon distributions and advances from our subsidiaries in order to help us meet our payment obligations under the Bilibili Convertible Notes and our other obligations. Our subsidiaries are distinct legal entities and do not have any obligation (legal or otherwise) to provide us with distributions or advances. We may face tax or other adverse consequences, or legal limitations, on our ability to obtain funds from these entities. In addition, our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our financial condition, results of operations and cash flows;

•	general market conditions for financing activities by internet companies; and

•	economic, political and other conditions in the PRC and elsewhere.

Our failure to repurchase the Bilibili Convertible Notes or pay the redemption price or repay the principal at a time when the repurchase or such payment is required by the respective indenture governing the notes or to pay any cash payable on future conversions of the notes would constitute a default under the respective indenture governing the notes. A default under any of these indentures or the fundamental change itself could also lead to a default under any of the other indentures or agreements governing our indebtedness or any future indebtedness. If the repayment of the existing notes or any other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the existing notes or other indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Conversion of our convertible senior notes may dilute the ownership interest of the existing shareholders, including holders who had previously converted their notes.

The conversion of some or all of the April 2026 Notes, the December 2026 Notes or the 2027 Notes will dilute the ownership interests of existing shareholders and existing ADS holders. Any sales in the public market of the ADSs and/or Class Z ordinary shares issuable upon such conversion may increase the opportunities to create short positions with respect to the ADSs, which could adversely affect prevailing trading prices of our Class Z ordinary shares and/or the ADSs. In addition, the existence of the April 2026 Notes, the December 2026 Notes and the 2027 Notes may encourage short selling by market participants because the conversion of the April 2026 Notes, the December 2026 Notes and the 2027 Notes could depress the price of our Class Z ordinary shares and/or the ADSs. The prices of our Class Z ordinary shares and/or the ADSs could be affected by possible sales of our Class Z ordinary shares and/or the ADSs by investors who view the convertible senior notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity, which we expect to occur involving our Class Z ordinary shares and/or the ADSs.

Provisions of our convertible senior notes could discourage an acquisition of us by a third-party.

Certain provisions of the April 2026 Notes, the December 2026 Notes and the 2027 Notes could make it more difficult or more expensive for a third-party to acquire us, or may even prevent a third-party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the April 2026 Notes, the December 2026 Notes and the 2027 Notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes. In the event of a fundamental change, we may also be required to increase the conversion rate for conversions in connection with such fundamental changes. By discouraging an acquisition of us by a third-party, these provisions could have the effect of depriving our shareholders of an opportunity to sell their securities at a premium over prevailing market prices.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class Z ordinary shares and ADSs may view as beneficial.

We have a dual-class share structure such that our ordinary shares consist of Class Y ordinary shares and Class Z ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class Z ordinary shares will be entitled to one vote per share, while holders of Class Y ordinary shares will be entitled to ten votes per share based on our proposed dual-class share structure. The ADSs represent Class Z ordinary shares. Each Class Y ordinary share is convertible into one Class Z ordinary share at any time by the holder thereof, while Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances. Upon any sale of Class Y ordinary shares by a holder thereof to any person other than Rui Chen, Yi Xu and Ni Li or any entity which is not ultimately controlled by any of Rui Chen, Yi Xu or Ni Li, such Class Y ordinary shares shall be automatically and immediately converted into the same number of Class Z ordinary shares.

As of the date of this prospectus supplement, three of our directors, Rui Chen, Yi Xu and Ni Li, beneficially own all of our issued Class Y ordinary shares. As of December 31, 2022, these Class Y ordinary shares constitute approximately 21.2% of our total issued and outstanding shares and approximately 72.9% of the aggregate voting power of our total issued and outstanding shares. As a result of the dual-class share structure and the concentration of ownership, holders of Class Y ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our listed securities. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that our shareholders may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for the Class Z ordinary shares and/or ADSs.

S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class Z ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Techniques employed by short sellers may drive down the market prices of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third-party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and stockholder’s equity, and the value of any investment in the ADSs could be greatly reduced or rendered worthless.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

We have adopted a dual-class voting structure such that our ordinary shares consist of Class Z ordinary shares and Class Y ordinary shares. Based on our dual-class voting structure, in respect of matters requiring a shareholders’ vote, holders of Class Z ordinary shares will be entitled to one vote per share, while holders of Class Y ordinary shares will be entitled to ten votes per share. Due to the disparate voting powers attached to these two classes of ordinary shares, three of our directors, Rui Chen, Yi Xu and Ni Li, beneficially own all of our issued Class Y ordinary shares. As of December 31, 2022, these Class Y ordinary shares in aggregate constitute approximately 21.2% of our total issued and outstanding ordinary shares and approximately 72.9% of the aggregate voting power of our total issued and outstanding ordinary shares. They may take actions that are not aligned with the interests of our shareholders, including the ADS holders. In addition, the significant concentration of share ownership may adversely affect the trading price of our Class Z ordinary shares and/or ADSs due to investors’ perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class Z ordinary shares and/or the ADSs, the trading price and trading volume of our Class Z ordinary shares and/or the ADSs could decline.

The trading market for our Class Z ordinary shares and/or the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class Z ordinary shares, the trading price for our Class Z ordinary shares and/or the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume for our Class Z ordinary shares and/or the ADSs to decline.

The sale or availability for sale of substantial amounts of our Class Z ordinary shares and/or the ADSs could adversely affect their trading price.

Sales of substantial amounts of our Class Z ordinary shares and/or the ADSs in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class Z ordinary shares and/or ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the trading price of our Class Z ordinary shares and/or ADSs.

Because we do not expect to pay dividends in the foreseeable future, investors must rely on price appreciation of our listed securities for return on their investments.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, investors should not rely on an investment in our listed securities as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return to the shareholders and/or ADS holders will likely depend entirely upon any future price appreciation of our listed securities. There is no guarantee that our listed securities will appreciate in value or even maintain the price at which the investors purchased these securities. Investors may not realize a return on their investment in our listed securities and may even lose their entire investment.

Our shareholders may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Class Z ordinary shares and/or the ADSs.

Under the Enterprise Income Tax Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between China and the jurisdiction of residence of the holders of our Class Z ordinary shares and/or ADSs that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or ordinary shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within China, unless a tax treaty or similar arrangement provides otherwise. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs and/or Class Z ordinary shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and similar arrangements and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our Class Z ordinary shares and/or the ADSs, or the gain realized from the transfer of our Class Z ordinary shares and/or the ADSs, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders” in the 2021 Annual Report. If PRC income tax were imposed on gains realized through the transfer of the ADSs or on dividends paid to our non-PRC resident investors, the value of the investment in our Class Z ordinary shares and/or the ADSs may be materially and adversely affected. Furthermore, the holders of our Class Z ordinary shares and/or the ADSs whose jurisdictions of residence have tax treaties or similar arrangements with China may not qualify for benefits under such tax treaties or arrangements.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class Z ordinary shares or ADSs.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Although the law in this regard is unclear, we intend to treat the VIEs as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of these entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements.

Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based upon the composition of our income and assets and projections as to the value of our assets, including goodwill and other unbooked intangibles not reflected on our balance sheet, we do not presently expect to be a PFIC for the current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of the ADSs or Class Z ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of the ADSs or Class Z ordinary shares (which may be volatile). In particular, recent declines in the market price of the ADSs and Class Z ordinary shares increased our risk of becoming a PFIC. The market price of the ADSs or Class Z ordinary shares may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. In addition, if it were determined that we do not own the stock of the VIEs for U.S. federal income tax purposes, our risk of being a PFIC may substantially increase.

If we are a PFIC in any taxable year, a U.S. Holder may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of the ADSs or Class Z ordinary shares and on the receipt of distributions on the ADSs or Class Z ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under U.S. federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds the ADSs or Class Z ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or Class Z ordinary shares. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class Z ordinary shares and ADSs.

The eighth amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our dual-class voting structure gives disproportionate voting power to the Class Y ordinary shares. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class Z ordinary shares and/or the ADSs may fall and the voting and other rights of the holders of our Class Z ordinary shares and ADSs may be materially and adversely affected.

Our shareholders may face difficulties in protecting their interests, and the ability to protect their rights through U.S. courts and Hong Kong courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares registered under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as revised) of the Cayman Islands (as amended), which we refer to as the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in Hong Kong and some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than Hong Kong and the United States. Some states in the United States, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

Currently, shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers or Hong Kong issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States or Hong Kong.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreements, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement and the deposit agreement for restricted securities governing the ADSs representing our Class Z ordinary shares provide that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreements and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreements, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, based on past court decisions, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreements and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If any holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the relevant deposit agreements or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the relevant deposit agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the relevant deposit agreements with a jury trial. No condition, stipulation or provision of the relevant deposit agreements or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company limited by shares and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers named in this prospectus supplement are nationals and residents of countries other than the United States or Hong Kong. Substantially all of the assets of these persons are located outside the United States or Hong Kong. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws, Hong Kong laws, or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render such shareholders unable to enforce a judgment against our assets or the assets of our directors and officers.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards, and these practices may afford less protection to shareholders than shareholders would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq Stock Market, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We currently follow our home country practice that does not require us to seek shareholder approval for amending our share incentive plans. As a result, our investors may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of U.S. securities rules and regulations that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q;

•	or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, the ADS holders may not be afforded the same protections or information, which would be made available to the ADS holders, were they investing in a U.S. domestic issuer.

ADS Holders may have fewer rights than holders of our Class Z ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying Class Z ordinary shares represented by the ADSs in accordance with the provisions of the deposit agreement. Holders of ADSs may not call a shareholders’ meeting, and do not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. Under our eighth amended and restated memorandum and articles of association, the minimum notice period required to convene a general meeting, other than the annual general meeting, is 14 days. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. If we ask for ADS holders’ instructions, then upon receipt of such voting instructions, the depositary will try to vote the underlying Class Z ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for ADS holders’ instructions, the depositary may still vote in accordance with instructions given by ADS holders, but it is not required to do so. ADS holders will not be able to directly exercise their rights to vote with respect to the underlying Class Z ordinary shares represented by the ADSs unless they withdraw the Class Z ordinary shares and become the registered holders of such Class Z ordinary shares prior to the record date for the general meeting.

When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit withdrawal of the underlying Class Z ordinary shares represented by their ADSs to allow them to cast their votes with respect to any specific matter. If we ask for ADS holders’ instructions, the depositary will notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to the ADS holders. We have agreed to give the depositary at least 30 business days’ prior notice of our shareholder meetings. Nevertheless, the depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of ADSs in a timely manner, but we cannot assure that holders of ADSs will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if the underlying Class Z ordinary shares represented by their ADSs are not voted as they requested.

ADS holders may experience dilution of their holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

ADS holders may be subject to limitations on transfer of their ADSs.

In certain cases, the ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the relevant deposit agreement, or for any other reason.

We incur increased costs as a result of being a listed company in the United States and Hong Kong.

As a public company listed in the United States and Hong Kong, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, rules implemented by the SEC and Nasdaq and the Listing Rules, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. In particular, as we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we incur additional costs associated with our public company reporting requirements in the United States and Hong Kong. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We may be involved in class action lawsuits in the United States in the future. Such lawsuits could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the lawsuits. Any such suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our Class Z ordinary shares and/or ADSs.

We are subject to Hong Kong and Nasdaq listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and Nasdaq have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our Class Z ordinary shares and the ADSs may not be the same, even allowing for currency differences. Fluctuations in the price of the ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our Class Z ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our Class Z ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of the ADSs may not be indicative of the trading performance of our Class Z ordinary shares.

Exchange between our Class Z ordinary shares and the ADSs may adversely affect the liquidity and/or trading price of each other.

The ADSs are currently traded on Nasdaq. Subject to compliance with U.S. securities law and the terms of the deposit agreement, holders of our Class Z ordinary shares may deposit Class Z ordinary shares with the depositary in exchange for the issuance of the ADSs. Any holder of ADSs may also withdraw the underlying Class Z ordinary shares represented by the ADSs pursuant to the terms of the deposit agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of Class Z ordinary shares are deposited with the depositary in exchange for ADSs or vice versa, the liquidity and trading price of our Class Z ordinary shares on the Hong Kong Stock Exchange and the ADSs on the Nasdaq may be adversely affected.

There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of the ADSs.

Under the Hong Kong Stamp Duty Ordinance, any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is currently set at a total rate of 0.26% of the greater of the consideration for, or the value of, shares transferred, with 0.13% payable by each of the buyer and the seller. To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading or conversion of ADSs of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their ordinary shares, including ordinary shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. If Hong Kong stamp duty is determined by the competent authority to apply to the trading or conversion of the ADSs, the trading price and the value of your investment in our Class Z ordinary shares and/or ADSs may be affected.

The time required for the exchange between our Class Z ordinary shares and ADSs might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period, and the exchange of Class Z ordinary shares into ADSs involves costs.

There is no direct trading or settlement between the Nasdaq and the Hong Kong Stock Exchange on which the ADSs and our Class Z ordinary shares are respectively traded. In addition, the time differences between Hong Kong and New York, unforeseen market circumstances or other factors may delay the deposit of Class Z ordinary shares in exchange for ADSs or the withdrawal of Class Z ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange for Class Z ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines that investors may anticipate.

Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of Class Z ordinary shares, cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. As a result, shareholders who exchange Class Z ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.

The notes purchase and related transactions by holders of the Notes may affect the price of our ADSs.

Concurrently with the offering of the ADSs, Goldman Sachs and its applicable affiliate(s), as duly engaged and authorized by us, plan to enter into separate and individually negotiated agreements with certain holders of the Notes to purchase the exchange notes from such holders for cash using the net proceeds of the offering of the ADSs. We expect that holders of the exchange notes who sell their exchange notes to Goldman Sachs in privately negotiated transactions may unwind various derivatives with respect to the ADSs and/or purchase the ADSs in this offering or in the market to unwind their exposure to the exchange notes. Any of the above market activities by holders of the exchange notes could increase (or reduce any decrease in) the market price of the ADSs, and we cannot predict the magnitude of such market activities or the overall effect they will have on the price of the ADSs. The closing of each of the notes exchange and notes purchase is contingent upon the closing of this offering.

USE OF PROCEEDS

The total net proceeds of this offering will be US$            , after deducting selling commissions.

Such net proceeds will be used, as a part of our comprehensive liability management exercise, (i) by Goldman Sachs to fund the aggregate purchase price of the exchange notes payable by Goldman Sachs to the holders of such exchange notes and (ii) to the extent there is any excess, by us to replenish our cash reserve after our repurchases of certain convertible senior notes in the fourth quarter of 2022 and for other working capital purposes.

Concurrently with the offering of ADSs, Goldman Sachs and its applicable affiliate(s), as duly engaged and authorized by us, plan to enter into separate and individually negotiated agreements with certain holders of the Notes to purchase the exchange notes from such holders for cash. Such cash consideration payable by Goldman Sachs to the holders of the exchange notes will be funded by the net proceeds of the offering of the ADSs.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of September 30, 2022:

•	on an actual basis; and

•

on an as adjusted basis to reflect (i) the issuance and sale of 15,344,000 Class Z ordinary shares in the form of 15,344,000 ADSs in this offering at an assumed offering price of US$28.65 per ADS, which was the last reported closing price of our ADSs on January 6, 2023, after deducting estimated selling commissions and estimated offering expenses payable by us, partially in exchange for an aggregate principal amount of US$269.3 million of the Notes to be purchased by Goldman Sachs through private negotiations from certain holders of the Notes, and (ii) our repurchases of an aggregate principal amount of US$54.0 million of 2027 Notes for a total cash consideration of US$49.3 million and an aggregate principal amount of US$492.9 million of December 2026 Notes for a total cash consideration of US$370.9 million in the fourth quarter of 2022.

You should read this table in conjunction with our consolidated financial statements and related notes included and “Item 5. Operating and Financial Review and Prospects” in the 2021 Annual Report and our unaudited condensed consolidated financial statements and the related notes included in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on January 9, 2023, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2022
	Actual		as Adjusted
	RMB	US$	RMB	US$

	(in thousands, except for share data)
Borrowings and indebtedness
Short-term loan and current portion of long-term debt	6,953,943	977,570	6,575,064	924,205
Long-term debt	12,301,692	1,729,344	6,952,480	976,426

Total borrowings and indebtedness	19,255,635	2,706,914	13,527,544	1,900,631

Shareholders’ equity
Ordinary shares:
Class Y Ordinary Shares (US$0.0001 par value; 100,000,000 shares authorized, 83,715,114 shares issued and outstanding; 83,715,114 shares issued and outstanding on an as adjusted basis)	52	7	52	7
Class Z Ordinary Shares (US$0.0001 par value; 9,800,000,000 shares authorized; 316,201,738 shares issued and 310,103,538 shares outstanding; 331,545,738 shares issued and 325,447,538 shares outstanding on an as adjusted basis)	200	28	211	30
Additional paid-in capital	36,368,270	5,112,570	39,419,123	5,541,451
Statutory reserves	24,621	3,461	24,621	3,461
Accumulated other comprehensive income	119,899	16,855	119,899	16,855
Accumulated deficit	(19,973,663)	(2,807,853)	(18,827,607)	(2,653,565)

Total Bilibili Inc.’s shareholders’ equity	16,539,379	2,325,068	20,736,299	2,908,239

Noncontrolling interests	4,141	583	4,141	583

Total shareholders’ equity	16,543,520	2,325,651	20,740,440	2,908,822

Total capitalization	35,799,155	5,032,565	34,267,984	4,809,453

PRINCIPAL SHAREHOLDERS

As the date of this prospectus supplement, our authorized share capital is US$1,000,000 divided into 10,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 100,000,000 Class Y ordinary shares of a par value of US$0.0001 each, (ii) 9,800,000,000 Class Z ordinary shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) our board of directors may determine in accordance with our eighth amended and restated memorandum and articles of association.

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of December 31, 2022, the most recent practicable date, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after December 31, 2022 by each of our directors, officers and principal shareholders, as well as the number of ordinary shares represented by ADSs to be issued by us in this offering for purpose of calculating beneficial ownership after the offering.

	Ordinary Shares Beneficially Owned Prior to This Offering							Ordinary Shares Beneficially Owned After This Offering
	Class Y Ordinary Shares	Class Z Ordinary Shares		Total Ordinary Shares		% of Beneficial Ownership	% of Aggregate Voting Power	% of Beneficial Ownership	% of Aggregate Voting Power†
Directors and Executive Officers**:
Rui Chen(1)	49,299,006	2,127,525		51,426,531		13.0%	43.0%	12.5%	42.4%
Yi Xu(2)	27,216,108	196,100		27,412,208		6.9%	23.7%	6.7%	23.4%
Ni Li(3)	7,200,000	1,576,300		8,776,300		2.2%	6.4%	2.1%	6.3%
JP Gan(4)	—		*		*	*	*	*	*
Eric He(5)	—		*		*	*	*	*	*
Feng Li(6)	—	—		—		—	—	—	—
Guoqi Ding(7)	—	—		—		—	—	—	—
Xin Fan	—		*		*	*	*	*	*
All Directors and Executive Officers as a Group	83,715,114	4,738,088		88,453,202		22.3%	73.1%	21.4%	72.1%
Principal Shareholders:
Entities affiliated with Rui Chen(8)	49,299,006	525,525		49,824,531		12.6%	43.0%	12.2%	42.4%
Tencent entities(9)	—	43,749,518		43,749,518		11.1%	3.8%	10.7%	3.8%
Entity affiliated with Yi Xu(10)	27,216,108	151,100		27,367,208		6.9%	23.7%	6.7%	23.4%
Taobao China Holding Limited(11)	—	30,845,657		30,845,657		7.8%	2.7%	7.5%	2.7%

Notes:

†

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class Y and

Class Z ordinary shares as a single class. Each holder of Class Z ordinary shares is entitled to one vote per share and each holder of our Class Y ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class Y ordinary shares and Class Z ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class Y ordinary shares are convertible at any time by the holder thereof into Class Z ordinary shares on a one-for-one basis.
*	Less than 1% of our total outstanding shares.
**

Except as otherwise indicated below, the business address of our directors and executive officers is c/o Shanghai Hode Information Technology Co., Ltd., Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, People’s Republic of China.

(1)

Represents (i) 49,299,006 Class Y ordinary shares and 525,525 Class Z ordinary shares in the form of ADSs directly held by Vanship Limited, a business company limited by shares incorporated in British Virgin Islands, and (ii) 1,602,000 Class Z ordinary shares issuable to Mr. Rui Chen upon exercise of options within 60 days after December 31, 2022. Vanship Limited is controlled by The Le Petit Prince Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Mr. Chen is the settlor of The Le Petit Prince Trust, and Mr. Chen and his family members are the trust’s beneficiaries. Under the terms of this trust, Mr. Chen has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Vanship Limited in Bilibili, and, except for Mr. Chen, the other beneficiaries of the trust have no voting rights attached to such shares. There are certain limited circumstances in which the trustee would not be required to comply with such a direction (for example, where a direction may make the trustee subject to criminal sanction or civil liability or where a direction involves a transaction which might have an adverse impact on the reputation of the trustee). The above position would also not apply if Mr. Chen is incapacitated, has released his authority or nominated another person to have such authority in his place.

(2)

Represents (i) 27,216,108 Class Y ordinary shares and 151,100 Class Z ordinary shares directly held by Kami Sama Limited, a business company limited by shares incorporated in British Virgin Islands, and (ii) 45,000 Class Z ordinary shares in the form of ADSs held by Mr. Xu. Kami Sama Limited is controlled by The Homur Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Mr. Yi Xu is the settlor of The Homur Trust, and Mr. Xu and his family members are the trust’s beneficiaries. Under the terms of this trust, Mr. Xu has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Kami Sama Limited in Bilibili, and, except for Mr. Xu, the other beneficiaries of the trust have no voting rights attached to such shares. There are certain limited circumstances in which the trustee would not be required to comply with such a direction (for example, where a direction may make the trustee subject to criminal sanction or civil liability or where a direction involves a transaction which might have an adverse impact on the reputation of the trustee). The above position would also not apply if Mr. Xu is incapacitated, has released his authority or nominated another person to have such authority in his place.

(3)

Represents (i) 7,200,000 Class Y ordinary shares and 908,300 Class Z ordinary shares directly held by Saber Lily Limited, a business company limited by shares incorporated in British Virgin Islands, and (ii) 668,000 Class Z ordinary shares issuable to Ms. Ni Li upon exercise of options within 60 days after December 31, 2022. Saber Lily Limited is controlled by The Fortuna Trust, a trust established under the laws of Cayman Islands and managed by TMF (Cayman) Ltd. as the trustee. Ms. Li is the settlor of The Fortuna Trust, and Ms. Li and her family members are the trust’s beneficiaries. Under the terms of this trust, Ms. Li has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Saber Lily Limited in Bilibili, and, except for Ms. Li, the other beneficiaries of the trust have no voting rights attached to such shares. There are certain limited circumstances in which the trustee would not be required to comply with such a direction (for example, where a direction may make the trustee subject to criminal sanction or civil liability or where a direction involves a transaction which might have an adverse impact on the reputation of the trustee). The above position would also not apply if Ms. Li is incapacitated, has released her authority or nominated another person to have such authority in her place.

(4)	The business address of Mr. JP Gan is Suite 909, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.
(5)	The business address of Mr. Eric He is 2F-1, No. 495, Guangfu S. Road, Xinyi District, Taipei City 110007, Taiwan.
(6)	The business address of Mr. Feng Li is Room 701, Tower 1, Liangmaqiao Diplomatic Office Building, No 19 Dongfangdong Road, Chaoyang District, Beijing, People’s Republic of China.
(7)	The business address of Mr. Guoqi Ding is 1500 Changyi Road, Building 1, Room 902, Pudong New Area, Shanghai, People’s Republic of China.
(8)

Represents 49,299,006 Class Y ordinary shares and 525,525 Class Z ordinary shares in the form of ADSs directly held by Vanship Limited, a business company limited by shares incorporated in British Virgin Islands. The registered address of Vanship Limited is Start Chambers, Wickham’s Cay II., P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(9)

Represents (i) 10,954,357 Class Z ordinary shares directly held by OPH B Limited, a company limited by shares incorporated in British Virgin Islands, and (ii) 32,795,161 Class Z ordinary shares directly held by Tencent Mobility Limited, a limited company incorporated in Hong Kong, based on the Schedule 13G/A filed on February 10, 2020. OPH B Limited and Tencent Mobility Limited are investing entities ultimately controlled by Tencent Holdings Limited, and are collectively referred to as Tencent entities. The registered address of OPH B Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. The registered address of Tencent Mobility Limited is 27/F, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

(10)

Represents 27,216,108 Class Y ordinary shares and 151,100 Class Z ordinary shares directly held by Kami Sama Limited, a business company limited by shares incorporated in British Virgin Islands. The registered address of Kami Sama Limited is Start Chambers, Wickham’s Cay II., P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(11)

Represents 20,845,657 Class Z ordinary shares and 10,000,000 Class Z ordinary shares in the form of ADSs directly held by Taobao China Holding Limited, a business company limited by shares incorporated in Hong Kong, based on the Schedule 13G amendment filed on February 10, 2022. Taobao China Holding Limited is a wholly-owned subsidiary of Taobao Holding Limited, a business company limited by shares incorporated in Cayman Islands, which is a wholly-owned subsidiary of Alibaba Group Holding Limited, a business company limited by shares incorporated in Cayman Islands. The principal business address of Alibaba Group Holding Limited, Taobao Holding Limited and Taobao China Holding Limited is c/o Alibaba Group Services Limited, 26/F Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

To our knowledge, as of December 31, 2022, 29,976,928 of our Class Z ordinary shares were held by three record holders in the United States, representing approximately 7.5% of our total outstanding shares on an as converted basis (including the 5,337,832 Class Z ordinary shares issued and reserved for future issuance upon the exercising or vesting of awards granted under the Share Incentive Plans). One of the holders is Deutsche Bank Trust Company Americas, the depositary of our ADS program, which held 7.4% Class Z ordinary shares on record as of December 31, 2022. The number of beneficial owners of the ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States.

DIVIDEND POLICY

Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after our initial public offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. we may rely on dividends from its subsidiaries in China for its cash requirements, including any payment of dividends to its shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations Related to Dividend Distributions” in the 2021 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class Z ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class Z ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to Class Z ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

PLAN OF DISTRIBUTION

We and Goldman Sachs plan to enter into an equity underwriting and notes exchange agreement with respect to the offering of the ADSs under this prospectus supplement and the related and concurrent notes exchange transaction contemplated thereunder. Subject to the terms and conditions of such agreement, we have agreed to issue 15,344,000 American depositary shares, or ADSs, each representing one Class Z ordinary share, par value US $0.0001 per share, partially in exchange for (the “notes exchange”) an aggregate principal amount of at least US$269.3 million of our outstanding 0.50% convertible senior notes due December 2026 (the “Notes”) to be purchased by Goldman Sachs through private negotiations from certain holders of the Notes (the “exchange notes”). The ADSs will be issued by us for offer and sale initially by Goldman Sachs to institutional, professional and other investors procured by Goldman Sachs (or its applicable affiliate(s)) at an offer price of US$         per ADS, less the selling commissions payable to Goldman Sachs set forth on the cover page of this prospectus supplement. The net proceeds of such offering will be used, as a part of our comprehensive liability management exercise, (i) by Goldman Sachs (or its applicable affiliate(s)) to fund the aggregate purchase price of the exchange notes payable to the holders of such exchange notes pursuant to note purchase agreements between Goldman Sachs (or its applicable affiliate(s)) and such holders and (ii) to the extent there is any excess, by us to replenish our cash reserve after our repurchases of certain convertible senior notes in the fourth quarter of 2022 and for other working capital purposes.

Goldman Sachs reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The equity underwriting and notes exchange agreement provides that the obligations of Goldman Sachs to consummate the notes exchange and this offering of ADSs are subject to certain conditions precedent such as the receipt by Goldman Sachs of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. We have also agreed to indemnify Goldman Sachs and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments Goldman Sachs may be required to make in respect of those liabilities.

Goldman Sachs will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. The address of Goldman Sachs is 68th Floor, Cheung Kong Center, 2 Queens Road, Central, Hong Kong.

Selling Commissions and Offering Expenses

Goldman Sachs has advised us that it proposes to offer and sell the ADSs to investors at the offer price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of US$         per ADS. The following table shows the offer price, selling commissions that we agree to pay Goldman Sachs, and the net proceeds of this offering, if any, to us before expenses.

	Per ADS	Total
Offer price	$	$
Selling commissions	$	$
Net proceeds to us (before expenses)	$	$

We estimate that the total expenses for this offering payable by us, other than the selling commissions referred to above, will be approximately US$            .

Concurrently with the offering of ADSs, Goldman Sachs and its applicable affiliate(s), as duly engaged and authorized by us, plan to enter into separate and individually negotiated agreements with certain holders of the Notes to purchase the exchange notes from such holders for cash. The aggregate purchase price of the exchange notes payable by Goldman Sachs to the holders of such exchange notes will be funded by the net proceeds of the offering of the ADSs.

Listing of ADSs and Class Z Ordinary Shares

Our ADSs are listed on the Nasdaq Global Select Market under the trading symbol “BILI,” and our Class Z ordinary shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited under the stock code “9626.”

Stamp Taxes

If you purchase ADSs offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

No Sales of Similar Securities

We have agreed, except for the ADSs offered hereunder, not to, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of this prospectus supplement (the “Lock-up Period”), without the prior written consent of Goldman Sachs, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ADSs or any of our securities that are substantially similar to the ADSs or underlying shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, ADSs or underlying shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement); (ii) permit our transfer agent to register any of our ordinary shares other than the underlying shares in the name of the depositary, or (iii) permit the depositary to issue any ADSs.

The restrictions described in the preceding paragraph do not apply to (a) the ADSs to be sold hereunder by us, (b) the notes exchange and the notes purchase, (c) the issuance by us of underlying shares upon the exercise of an option, vesting of restricted share unit or other share award outstanding on the date hereof, or the conversion of a security outstanding on the date hereof of which Goldman Sachs has been advised in writing, or (d) the grant of options, restricted share units or other share awards to purchase ordinary shares under our share incentive plans existing as of the date hereof.

Lock-Up Agreements

Each of our directors and executive officers and certain of our shareholders has agreed with Goldman Sachs during the Lock-up Period, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file a registration statement under the Securities Act, with respect to, or otherwise dispose of (including, without limitation, entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), whether any of these transactions are to be settled by delivery of ADSs or ordinary shares or other securities of ours that are substantially similar to our ordinary shares or ADSs, in cash or otherwise, nor publicly disclose the intention to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file a registration statement under the Securities Act, with respect to, or otherwise dispose of any ADSs or ordinary shares or any of our securities convertible into or exchangeable for, or that represent the right to receive, ADSs whether now owned or hereinafter acquired, owned directly by each of our directors, officers and shareholders with respect to which he or she has beneficial ownership within the meaning of the rules and regulations of the SEC, subject to certain exceptions (including, in the case of certain existing shareholder, transfer of any of our securities by such shareholder pursuant to the terms of a pledge of our ordinary shares held by such shareholder in a bona fide lending or credit transaction that is outstanding as of the date of this prospectus supplement).

Goldman Sachs, in its sole discretion, may release all or any portion of our ordinary shares and ADSs and other securities subject to the lock-up agreements described above at any time or from time to time before the termination of the Lock-up Period.

Stabilization

Goldman Sachs has advised us that it, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market.

Neither of we or Goldman Sachs make any representation or prediction as to the direction or magnitude of any effect that the transactions mentioned above may have on the price of the ADSs. Goldman Sachs is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time. Goldman Sachs may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, Goldman Sachs may engage in passive market making transactions in our ADSs on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by Goldman Sachs or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Goldman Sachs may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by Goldman Sachs on the same basis as other allocations. Other than the prospectus in electronic format, the information on Goldman Sachs’ websites and any information contained in any other website maintained by Goldman Sachs is not part of this prospectus supplement, has not been approved and/or endorsed by us or Goldman Sachs and should not be relied upon by investors.

Relationships

Goldman Sachs and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage and other financial and non-financial activities and services. Goldman Sachs and its affiliates may have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us, our affiliates or to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. An affiliate of Goldman Sachs has entered into certain lending transaction with an existing shareholder of the Company for a principal amount of no more than US$20 million, pursuant to which the shareholder has agreed to pledge ordinary shares owned by such shareholder in favor of the lender as collateral. In case of any enforcement of any security interests in such collateral, the lender may exercise its right to sell such shares at any time.

In addition, in the ordinary course of their various business activities, Goldman Sachs and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If Goldman Sachs or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Goldman Sachs and its respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. Goldman Sachs and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Notes to Prospective Purchasers

In purchasing the ADSs, except as otherwise permitted under the Hong Kong Listing Rules or within the scope of any other waivers or consents granted or to be granted by the Hong Kong Stock Exchange, you will be deemed to have represented to and agreed as follows:

•

you and your ultimate beneficial owners are independent of, and not co-connected or acting in concert with, any of the directors, chief executives or substantial shareholders of ours or any of our subsidiaries, or any of their respective associates (as such term is defined in the Hong Kong Listing Rules);

•	you and your ultimate beneficial owners are not our affiliate or otherwise acting for our benefit;

•

you and your ultimate beneficial owners are not a director or existing shareholder holding 10% or more of the ordinary shares and ADSs (in aggregate) of our Company, or an associate (as such term is defined in the Hong Kong Listing Rules) of any director or existing shareholder holding 10% or more of the ordinary shares and the ADSs (in aggregate) of our Company or a nominee of any of the foregoing;

•

you and your ultimate beneficial owners are not making, have not made and will not make offers or sales of the ADSs to any connected person (as the term is defined in the Hong Kong Listing Rules) of ours at the time of completion of this offering;

•

you and your ultimate beneficial owners are not directly or indirectly funded or backed by us, any of the directors, substantial shareholders, chief executives of ours or any of our subsidiaries or any of their respective close associates (as defined in the Hong Kong Listing Rules) or any of the underwriter;

•

you and your ultimate beneficial owners are not (a) person(s) who is/are accustomed to take instructions from any of our connected persons (as defined in the Hong Kong Listing Rules) in relation to the acquisition, disposal, voting or any other disposition of our securities;

•

you and your ultimate beneficial owners are not a connected person or person who will become a connected person of our Company immediately upon completion of this offering, the subscription for ADSs by you or any person on whose behalf you may be acting is not financed directly or indirectly by any of our connected persons, and you or any person on whose behalf you may be acting is not taking instructions from any of our connected persons in making this subscription for ADSs;

•	you and your ultimate beneficial owners are not (an) existing beneficial owner(s) of any of our ADSs except as you have disclosed to us or our agent

•	whether you acquire the ADSs on your own behalf or as a fiduciary or agent, the ADSs are acquired only for the purpose of investment;

•	you will require any person for whose accounts you are purchasing our ADSs and any person to whom you may offer or sell any of our ADSs to comply with the provisions of this section; if you are a Hong

Kong purchaser, your business involves the acquisition and disposal, or the holding, of securities (whether as principal or as agent) and you fall within the category of persons described as “professional investors” under the Securities and Futures (Professional Investor) Rules;

•

you have received a copy of this prospectus supplement and have not relied on any information, representation or warranty provided or made by or on behalf of the underwriters, us, or any other party involved in this offering other than information contained in this prospectus supplement, and that none of the underwriter, its affiliates, and its officers, agents and employees will be liable for any information or omission in this prospectus supplement, and you are responsible for making your own examination of our Company and your own assessment of the merits and risks of investing in the ADSs;

•

you and your ultimate beneficial owners will comply with all laws, regulations and restrictions (including the selling restrictions contained in this prospectus supplement) which may be applicable in your and your ultimate beneficial owners’ jurisdiction and you and your ultimate beneficial owners have obtained or will obtain any consent, approval or authorization required for you and your ultimate beneficial owners to subscribe for and accept delivery of our ADSs and you acknowledge and agree that none of us, our affiliates and the underwriter and their respective affiliates shall have any responsibility in this regard;

•

you and your ultimate beneficial owners will comply with all guidelines issued by, and all requirements of the Securities and Futures Commission of Hong Kong (the “SFC”), and the Hong Kong Stock Exchange in relation to subscription and placings (including but not limited to the Hong Kong Listing Rules) and provide all information as may be required by the regulatory bodies, including, without limitation, the Hong Kong Stock Exchange and the SFC, and in particular, the details set out in Appendix 6 to the Hong Kong Listing Rules. You acknowledge that failure to provide information required by the regulatory bodies may subject you to prosecution and you undertake to fully indemnify the underwriters and us for any non-compliance with the Hong Kong Listing Rules and all applicable laws;

•	you are not a co-connected client (as defined in Appendix 6 to the Hong Kong Listing Rules) of any of the underwriter;

•

you will on demand indemnify and keep indemnified us, our affiliates, officers, agents and employees and the underwriters and their respective affiliates, officers, agents and employees for losses or liabilities incurred by any of the foregoing arising out of or in connection with any breach of either the selling restrictions, or your agreement to subscribe for or acquire your allocated ADSs, or any other breach of your obligations hereunder;

•

you had at all material times and still have full power and authority to enter into the contract to subscribe for or purchase our ADSs for your own account or for the account of one or more persons for whom you exercise investment discretion and your agreement to do so constitutes your valid and legally binding obligation and is enforceable in accordance with its terms;

•	you will not copy or otherwise distribute this prospectus supplement to any third party; and

•

(A) we, the underwriter and others will rely upon the truth and accuracy of your acknowledgments, representations, warranties and agreements set out above, (B) if any of the representations or warranties deemed to have been made by you by virtue of your purchase of the ADSs are no longer accurate, you will promptly notify us and the underwriters, and (C) if you are acquiring any of the ADSs as a fiduciary or agent for one or more accounts, you have sole investment discretion with respect to each such account and have full power to make the foregoing acknowledgments, representations, warranties and agreements on behalf of each such account.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act,”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of sale of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), Goldman Sachs is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prospective Canadian purchasers are hereby notified that: (a) we may be required to provide personal information pertaining to the purchasers as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including, without limitation, the purchaser’s name, address, telephone number and the aggregate purchase price of any ADSs purchased) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase ADSs in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of the prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the ADSs described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ADSs and no such invitation is made hereby.

European Economic Area

The ADSs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the ADSs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the ADSs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of ADSs in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation, from the requirement to publish a prospectus for offers of ADSs.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. This prospectus supplement has been prepared on the basis that any offer of ADSs in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from a requirement to publish a prospectus for offers of ADSs. This prospectus supplement is not a prospectus for the purpose of the Prospectus Regulation.

United Kingdom

An offer to the public of any ADSs may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/ 1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong

Our Class Z ordinary shares are listed on The Main Board of the Stock Exchange of Hong Kong Limited under the stock code “9626.” For purposes of this offering of ADSs, this prospectus supplement has not been and will not be registered with the Registrar of Companies in Hong Kong. This offering will not be made to the general public in Hong Kong and the ADSs have not been, and will not be, offered or sold by means of any document other than (i) in circumstances that do not result in the document offering any shares or debentures to the public for subscription or purchase for cash or other consideration or calculated to invite offers by the public to subscribe for or purchase for cash or other consideration any shares or debentures or otherwise constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, the Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, the Laws of Hong Kong). No advertisement, invitation, or document relating to the ADSs or this offering has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

China

This prospectus supplement will not be circulated or distributed in the PRC and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Singapore

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of ADSs, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the ADSs are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation finalize cription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i) (B) of the SFA;

(ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Center) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Center governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Center) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

General

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or Class Z ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers (Hong Kong), our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng.

Cayman Islands Taxation

According to Walkers (Hong Kong), our Cayman Islands counsel, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Government of the Cayman Islands as to tax concessions under the Tax Concessions Act (as amended). In accordance with the provision of Section 6 of The Tax Concessions Act (as amended), the Governor in Cabinet undertakes with our company:

•	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations; and

•	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

•	on or in respect of the shares, debentures or other obligations of Bilibili; or

•	by way of the withholding, in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (as amended).

These concessions shall be for a period of 20 years from March 14, 2018.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the STA issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. The STA issued Chinese-Controlled Offshore Incorporated Resident Enterprises Income Tax Regulation, or the Bulletin 45, which took effect on September 1, 2011 and was most recently amended on June 15, 2018, to provide more guidance on the implementation of Circular 82 and to clarify the reporting and filing obligations of Chinese-controlled offshore incorporated resident enterprises. Bulletin 45 also provides procedures and administrative details for the determination of resident status and administration of post-determination matters. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the STA’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Bilibili Inc. is not a PRC resident enterprise for PRC tax purposes. Bilibili Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Bilibili Inc. meets all of the conditions above. Bilibili Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” We will continue to monitor our tax status.

If the PRC tax authorities determine that Bilibili Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and in the case of dividends would be withheld at source). The foregoing rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of Bilibili Inc. would be able to obtain the benefits of any tax treaties between their country of tax residence and China in the event that Bilibili Inc. is treated as a PRC resident enterprise. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders” in the 2021 Annual Report.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations relating to the ownership and disposition of our ADSs or Class Z ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our stock (by vote or value), holders who acquire their ADSs or Class Z ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or Class Z ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to our ADSs or Class Z ordinary shares as a result of such income being recognized on an applicable financial statement or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those discussed below). This discussion, moreover, does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the ownership or disposition of our ADSs or Class Z ordinary shares or the Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in our ADSs or Class Z ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class Z ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class Z ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class Z ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class Z ordinary shares.

For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class Z ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the stock of our VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, and based upon the composition of our income and assets and projections as to the value of our assets, including goodwill and other unbooked intangibles not reflected on our balance sheet, we do not presently expect to be a PFIC for the current taxable year. While we do not expect to be or become a PFIC in the current taxable year, no assurance can be given that we are not or will not become classified as a PFIC because the determination of PFIC status is a fact-intensive inquiry made on an annual basis and will depend, in part, upon the composition of our assets and income, and the continued existence of our goodwill at that time. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market value of our ADSs from time to time (which may be volatile). In particular, recent declines in the market price of the ADSs increased our risk of becoming a PFIC. The market price of the ADSs may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are classified as a PFIC for any year during which a U.S. Holder holds the ADSs or Class Z ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or Class Z ordinary shares, unless we cease to be a PFIC and a “deemed sale” election is made, or a mark-to-market treatment (as further described below) applies to any year in which we are a PFIC.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Class Z Ordinary Shares” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are treated as a PFIC are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any tax withheld) paid on our ADSs or Class Z ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes.

A non-corporate U.S. Holder will generally be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. The ADSs are considered to be readily tradable on the Nasdaq Global Select Market, which is an established securities market in the United States. Since we do not expect that our Class Z ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Class Z ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may become eligible for the benefits of the U.S.-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) (the “Treaty”) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class Z ordinary shares, or ADSs. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or Class Z ordinary shares. Dividends received on our ADSs or Class Z ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or Class Z ordinary shares. See “Taxation—PRC Taxation.” In that case, depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or Class Z ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. In addition, under U.S. Treasury regulations, in absence of an election to apply the benefits of an applicable income tax treaty, in order for foreign income taxes to be creditable the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets these requirements. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Class Z Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class Z ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class Z ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class Z ordinary shares have been held for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

As described in “Taxation—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of the ADSs or Class Z ordinary shares may be subject to PRC income tax and will generally be U.S. source, which may limit the ability to receive a foreign tax credit. If a U.S. Holder is eligible for the benefits of the Treaty, such holder may be able to elect to treat such gain as PRC source income under the Treaty. In light of recently issued U.S. Treasury regulations, however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of the Shares. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the recently issued U.S. Treasury regulations.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class Z ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distributions paid during a taxable year to a U.S. Holder that are greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class Z ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or Class Z ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class Z ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class Z ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Our ADSs are listed on the Nasdaq Global Select Market, which is an established securities market in the United States. Consequently, if our ADSs continue to be listed on the Nasdaq Global Select Market and are regularly traded, we expect that the mark-to-market election would be available to a U.S. Holder that holds our ADSs were we to be or become a PFIC. We expect the Hong Kong Stock Exchange, on which our Class Z ordinary shares are listed, to be a qualified exchange but there can be no assurance in this regard because the IRS has not identified specific non-U.S. exchanges as qualified for these purposes. Our ADSs and Class Z ordinary shares are expected to qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs or Class Z ordinary shares held at the end of the taxable year over the adjusted tax basis of such ADSs or Class Z ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or Class Z ordinary shares over the fair market value of such ADSs or Class Z ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs or Class Z ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs or Class Z ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess loss treated as a capital loss. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or Class Z ordinary shares are no longer treated as marketable stock or the IRS consents to the revocation of the election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class Z ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding and disposing ADSs or Class Z ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Walkers (Hong Kong). Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.bilibili.com/. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Documents by Reference” in the accompanying prospectus for more information.

We incorporate by reference the documents listed below in this prospectus supplement:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 25, 2022 (File No. 001-38429);

•	Exhibits 99.1 and 99.2 to our current report on Form 6-K furnished to the SEC on January 9, 2023 (File No. 001-38429);

•

The description of the securities contained in our registration statement on Form 8-A filed on March 16, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed on April 25, 2022, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Bilibili Inc.

Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District

Shanghai, 200433, People’s Republic of China

Tel: (86) 21 2509-9255

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Bilibili Inc.

CLASS Z ORDINARY SHARES

We may from time to time in one or more offerings offer and sell our Class Z ordinary shares, including Class Z ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class Z ordinary shares held by them. The selling shareholders may sell shares of our Class Z ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our Class Z ordinary shares by the selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 39 of this prospectus.

The ADSs are listed on the Nasdaq Global Select Market under the symbol “BILI.” On January 6, 2023, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$28.65 per ADS. Our Class Z ordinary shares are listed on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange, under the stock code “9626.” On January 6, 2023, the last reported trading price of the Class Z ordinary shares on the Hong Kong Stock Exchange was HK$220.00 per share, or US$28.03 per ADS based on an exchange rate of HK$7.8498 to US$1.00 as of September 30, 2022.

Investing in our securities involves a high degree of risk. You should carefully consider the “Risk  Factors” which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.” In this prospectus, unless otherwise indicated or unless the context otherwise requires:

(1)

“Bilibili” are to Bilibili Inc., and the terms “we,” “us,” “our company,” “our” and “Bilibili” refer to Bilibili Inc. and its subsidiaries, and, in the context of describing our operations and consolidated financial information, its variable interest entities, or VIEs, in China and their subsidiaries (which are collectively referred to as consolidated affiliated entities in China), including but not limited to Shanghai Hode Information Technology Co., Ltd., or Hode Information Technology, and Shanghai Kuanyu Digital Technology Co., Ltd., or Shanghai Kuanyu, and their subsidiaries;

(2)

“shares” and “ordinary shares” refer to our Class Y and Class Z ordinary shares, par value US$0.0001 per share, “Class Y ordinary shares” refers to our Class Y ordinary shares, par value US$0.0001 per share, and “Class Z ordinary shares” refers to our Class Z ordinary shares, par value US$0.0001 per share;

(3)	“ADSs” refers to the American depositary shares, each of which represents one Class Z ordinary share;

(4)	“China” and “PRC” refer to the People’s Republic of China; and

(5)	all references to “RMB” and “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the online entertainment industries in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with users, content providers, game developers and publishers, advertisers and other partners;

•	competition in our industry;

•	relevant government policies and regulations relating to our industry; and

•	the outcome of any current and future litigation or legal or administrative proceedings.

The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

CORPORATE INFORMATION

Our principal executive offices are located at Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District, Shanghai, 200433, People’s Republic of China. Our telephone number at this address is +86 21 25099255. Our registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We maintain our website at http://ir.bilibili.com/. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Please see the factors set forth under “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Please see “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our eighth amended and restated memorandum and articles of association, as amended and restated from time to time, and the Companies Act (2022 Revision) of the Cayman Islands (as amended), which is referred to as the Companies Act below. As of the date of this prospectus, our authorized share capital is US$1,000,000 divided into 10,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 100,000,000 Class Y ordinary shares of a par value of US$0.0001 each, (ii) 9,800,000,000 Class Z ordinary shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) our board of directors may determine in accordance with our eighth amended and restated memorandum and articles of association.

Our Eighth amended and restated memorandum and articles of association

The following are summaries of material provisions of our eighth amended and restated memorandum and articles of association that we have adopted and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our eighth amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Companies Act (as amended) or any other law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class Y ordinary shares and Class Z ordinary shares. Holders of our Class Y ordinary shares and Class Z ordinary shares will have the same rights except for voting and conversion rights. Each Class Z Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings, and each Class Y ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at our general meetings. Class Y ordinary shares shall only be held by the founder or a limited partnership, trust, private company or other vehicle wholly owned or wholly controlled by the founder as defined as “Founder Holding Vehicle” under our eighth amended and restated memorandum and articles of association. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our company shall not take any action (including the issue or repurchase of shares of any class) that would result in (a) the aggregate number of votes entitled to be cast by all holders of Class Z ordinary shares (for the avoidance of doubt, excluding those who are also holders of Class Y ordinary shares) present at a general meeting to be less than 10% of the votes entitled to be cast by all members at a general meeting; or (b) an increase in the proportion of Class Y ordinary shares to the total number of shares in issue. No further Class Y ordinary shares shall be issued by our company, except with the prior approval of the Hong Kong Stock Exchange under limited circumstances as specified in the eighth amended and restated memorandum and articles of association. In the event our company reduces the number of shares in issue (e.g. through a purchase of its own shares), the holders of Class Y ordinary shares shall reduce their voting rights in our company proportionately, whether through a conversion of a portion of their Class Y ordinary shares or otherwise, if the reduction in the number of shares in issue would otherwise result in an increase in the proportion of Class Y ordinary shares to the total number of shares in issue.

Conversion. Each Class Y ordinary share is convertible into one Class Z ordinary share at any time at the option of the holder thereof. Class Z ordinary shares are not convertible into Class Y ordinary shares under any circumstances. Subject to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time, or Hong Kong Listing Rules, or other applicable laws or regulations, each Class Y ordinary share shall be automatically converted into one Class Z ordinary share upon the occurrence of the following events: (i) the death of the holder of such Class Y ordinary share (or, where the holder is a holding vehicle, the death of the founder holding or controlling such vehicle); (ii) the holder of such Class Y ordinary share ceasing to be a director or a holding vehicle for the founder for any reason; (iii) the holder of such Class Y ordinary share (or the founder holding or controlling the holding vehicle) being deemed by the

Hong Kong Stock Exchange to be incapacitated for the purpose of performing his duties as a director; (iv) the holder of such Class Y ordinary Share (or the founder holding or controlling the holding vehicle) being deemed by the Hong Kong Stock Exchange to no longer meet the requirements of a director set out in the Hong Kong Listing Rules; and (v) the transfer to another person of the beneficial ownership of, or economic interest in, such Class Y ordinary share or the control over the voting rights attached to such Class Y ordinary share (through voting proxies or otherwise), other than certain exceptions as specified in the eighth amended and restated memorandum and articles of association.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our eighth amended and restated memorandum and articles of association provide that dividends may be declared and paid out of funds legally available for distribution including our profits, which our board of directors thinks fit. Dividends may also be declared and paid out of share premium account or any other fund or account of our company which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium accounts, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. On a show of hands every shareholder present in person or proxy shall each have one vote and on a poll, each holder of Class Z ordinary shares is entitled to one (1) vote per share and each holder of our Class Y ordinary shares is entitled to ten (10) votes per share on all matters submitted to them for a vote at our general meetings. Our company shall not change the terms of the Class Y ordinary shares to increase the number of votes to which each Class Y ordinary share is entitled. Holders of our Class Y ordinary shares and Class Z ordinary shares shall at all times vote together as a single class on all matters submitted to a vote by our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of such meeting or any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders holding in aggregate not less than 10% of all votes attaching to all shares of our company in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least twenty-one (21) calendar days is required for the convening of our annual general meeting and at least fourteen (14) calendar days any other shareholders meetings.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting and of which not less than 14 days’ notice has been duly given. A special resolution requires the affirmative vote of no less than three-fourths of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy (or, in the case of corporations, by their authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our eighth amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes that will affect the rights of our shareholders.

General Meetings of Shareholders. In each financial year during the period commencing from the date on which any of the securities of our company first become listed on the Hong Kong Stock Exchange, our company shall hold a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notice calling it. Our company shall hold the annual general meeting within six months after the end of its financial year. The annual general meeting shall be held in Hong Kong or such other territory where any of the securities of our company is listed on a stock exchange in that territory, or elsewhere as may be determined by the board of directors and at such time and place as the board of directors shall appoint.

All general meetings (including an annual general meeting, any adjourned meeting or postponed meeting) may be held as a physical meeting in Hong Kong or such other territory where any of the securities of our company is listed on a stock exchange in that territory or elsewhere as may be determined by our board of directors, and at one or more locations as provided in Article 70A of our eighth amended and restated memorandum and articles of association, as a hybrid meeting or as an electronic meeting, as may be determined by the board of directors in its absolute discretion.

An annual general meeting of our company shall be called by at least 21 days’ notice in writing, and a general meeting of our company, other than an annual general meeting, shall be called by at least 14 days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the day, the hour and the agenda of the meeting and particulars of the resolutions to be considered at that meeting. A quorum required for any general meeting of shareholders consists of at least one shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its authorized representative), representing not less than 10% of all votes attaching to all of our shares in issue and entitled to vote at such general meeting. Where a general meeting is postponed by our directors, such meeting shall be postponed to a specific date and time. Save for an electronic meeting, the notice shall specify the place of the meeting and if there is more than one meeting location as determined by our board of directors pursuant to Article 70A of our eighth amended and restated memorandum and articles of association, the principal meeting place. If the general meeting is to be a hybrid meeting or an electronic meeting, the notice shall include a statement to that effect and with details of the electronic facilities for attendance and participation by electronic means at the meeting or where such details will be made available by our company prior to the meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eighth amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than 10% of the votes (on a one-vote-per-share basis) attaching to all the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our eighth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing, and shall be executed by or on behalf of the transferor, and in respect a nil or partly paid up share, or if our directors so requires, signed on behalf of the transferee.

Our board of directors may decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three (3) calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) days in any calendar year.

Liquidation. Subject to the Companies Act, our company may at any time and from time to time be wound up voluntarily by special resolution. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets will be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least fourteen (14) calendar days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors, or by the shareholders by special resolutions. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders or otherwise authorized by our eighth amended and restated memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shareholders of the company holding shares other than treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class of shares, only be varied with the consent in writing of three-fourths of the voting rights of the holders of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by the holders of three-fourths of the issued shares of that class present in person or by proxy and voting at such meeting. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with such existing class of shares or with enhanced or weighted voting rights or subsequent to such creation or issue, the redemption or repurchase of such shares.

Issuance of Additional Shares. Our eighth amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our eighth amended and restated memorandum of articles and association also authorizes our board of directors to establish by ordinary resolutions from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. During the period commencing from the date on which any of the securities of our company first become listed on the Hong Kong Stock Exchange (except when the register is closed on terms equivalent to section 632 of the Companies Ordinance, Cap. 622 of the Laws of Hong Kong as amended from time to time), any shareholder may inspect during business hours any register maintained in Hong Kong without charge and require the provision to him of copies or extracts thereof in all respects as if our company were incorporated under and were subject to the Companies Ordinance.

Anti-Takeover Provisions. Some provisions of our eighth amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our eighth amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as an exempted limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

Our registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other location within the Cayman Islands as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with (a) declarations from a director from each constituent company (among other matters) as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and (b) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Grand Court of the Cayman Islands (the “Cayman Court”) if they follow the required procedures, subject to certain exceptions. Cayman Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

In addition, there are statutory provisions that facilitate compromises or arrangements between a Cayman Islands company and its creditors (or any class of them) or between a Cayman Islands company and its members (or any class of them).

Following amendments to the Companies Act that became effective on August 31. 2022, the majority-in-number “headcount test” in relation to the approval of members’ schemes of arrangement has been abolished. Section 86(2A) of the Companies Act provides that, if 75% in value of the members (or class of members) of a Cayman Islands company agree to any compromise or arrangement, such compromise or arrangement shall, if sanctioned by the Cayman Court, be binding on all members (or class of members) of such company and on the company itself. Where a Cayman Islands company is in the course of being wound up, such compromise or arrangement would be binding on the liquidator and contributories of the company. In contrast, section 86(2) of the Companies Act continues to require (a) approval by a majority in number representing 75% in value and (b) the sanction of the Cayman Court, in relation to any compromise or arrangement between a company and its creditors (or any class of them). At the initial directions hearing, the Cayman Court will make orders for (amongst other things) the convening of the meetings of creditors or members (or classes of them, as applicable). While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the court would likely to approve the arrangement if it determines that:

•	the company complied with the directions set down by the Cayman Court;

•	the meeting was properly held and the statutory provisions as to the required majority vote have been met;

•

the shareholders (or creditors) have been fairly and adequately represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority in order to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his/her interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

If a compromise or arrangement of a Cayman Islands company is approved by the members in the context of a members’ scheme (as described above), and the Cayman Court subsequently sanctions this scheme, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares. This is because the scheme will be binding on all members (or class of members), regardless of whether all the members (or class of members) approved the scheme, upon the sanction order being made. Having said that, a dissenting shareholder would have the right to appeal the making of the sanction order to the Cayman Islands Court of Appeal, if there were grounds for doing so.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may also (subject to meeting the relevant requirements in the Companies Act) file winding up proceedings against our company on just and equitable grounds, based on similar factual circumstances. It is possible for the shareholder to seek alternative remedies to a winding up within the winding up petition, depending on the circumstances. Such alternative remedies include seeking a share buyout order from our company or seeking an order regulating the conduct of our company’s affairs in the future.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our eighth amended and restated memorandum and articles of association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our eighth amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our eighth amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our eighth amended and restated articles of association allow our shareholders holding in aggregate not less than 10% of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our eighth amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our eighth amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our eighth amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two- tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our eighth amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, under our eighth amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our eighth amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our eighth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our eighth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances

The following is a summary of securities issuances by us in the past three years.

Ordinary Shares

In April 2020, we issued 17,310,696 Class Z ordinary shares to Sony Corporation of America for its investment of US$399.4 million in cash after deducting transaction expenses.

In March and April 2021, in connection with our Hong Kong secondary listing, we issued 28,750,000 Class Z ordinary shares (including over-allotment of an aggregate of 3,750,000 Class Z ordinary shares in April 2021), consisting of an international offering of 28,000,000 Class Z ordinary shares and a Hong Kong public offering of 750,000 Class Z ordinary shares (the “Global Offering”). We raised from the Global Offering approximately HK$22.9 billion (RMB19.3 billion), after deducting underwriting expenses and other offering expenses.

From June 2020 to March 2022, we issued a total of 5,864,331 Class Z ordinary shares to various entities as consideration paid for several acquisition and investment transactions.

As of September 30, 2022, we repurchased a total of 2.6 million ADSs for a total cost of US$53.6 million (RMB347.6 million).

Convertible Notes

In June 2020, we issued the US$800 million in aggregate principal amount of convertible senior notes due 2027 (the “2027 Notes”). The 2027 Notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020, and will mature on June 15, 2027 (unless repurchased, redeemed or converted). We raised from 2027 Notes US$786.1 million (RMB5.6 billion), after deducting commissions and offering expenses.

In November 2021, we issued US$1,600 million in aggregate principal amount of convertible senior notes due 2026 (the “December 2026 Notes”). The December 2026 Notes bear interest at a rate of 0.50% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2022, and will mature on December 1, 2026 (unless earlier repurchased, redeemed or converted). We raised from December 2026 Notes US$1,576.6 million (RMB10.1 billion) after deducting commissions and offering expenses.

In 2021, holders of April 2026 Notes converted in aggregate of US$70.6 million principal amount, and we issued 2,854,253 ADSs to the relevant holders accordingly. In 2021, holders of 2027 Notes converted in aggregate of US$1,000 principal amount, and we issued 24 ADSs to the relevant holders accordingly. In December 2022, holders of April 2026 Notes converted in aggregate of US$14 thousand principal amount, and we issued 565 ADSs to the relevant holders accordingly. The balance of the notes converted were derecognized and recorded as ordinary shares and additional paid-in capital.

As of September 30, 2022, we repurchased an aggregate principal amount of US$275.4 million (RMB1.8 billion) of December 2026 Notes for a total cash consideration of US$197.7 million (RMB1.3 billion) and in the fourth quarter of 2022, we repurchased an aggregate principal amount of US$54.0 million (RMB385.7 million) of 2027 Notes for a total cash consideration of US$49.3 million (RMB352.0 million) and an aggregate principal amount of US$492.9 million (RMB3.4 billion) of December 2026 Notes for a total cash consideration of US$370.9 million (RMB2.6 billion).

As of September 30, 2022, the principal amount of April 2026 Notes was RMB3,048.3 million (US$429.4 million), the principal amount of 2027 Notes was RMB5,679.8 million (US$800.0 million), and the principal amount of December 2026 Notes was RMB9,404.4 million (US$1,324.6 million). The effective interest rates of April 2026 Notes, 2027 Notes and December 2026 Notes were 1.74%, 1.52% and 0.80%, respectively.

As of September 30, 2022, RMB18.6 billion (US$2.6 billion) in aggregate principal amount and interest expenses related to April 2026 Notes, 2027 Notes and December 2026 Notes are expected to be repaid, unless earlier converted, redeemed or repurchased.

Option Grants

We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See “Item 6. Directors, Senior Management and Employees—B. Compensation of Directors and Executive Officers” in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated in this prospectus by reference.

Shareholders Agreement

We entered into our shareholders agreement on April 1, 2017 with our shareholders, which consist of holders of ordinary shares and preferred shares.

The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, automatically terminated upon the completion of our initial public offering.

Registration Rights

Pursuant to our shareholders agreement dated April 1, 2017, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. Holders holding at least 10% or more of the issued and outstanding registrable securities (on an as converted basis) held by the preferred shareholders, the Class D ordinary shareholders, Class C ordinary shareholders or Class B ordinary shareholders have the right to demand in writing that we file a registration statement covering the registration of at least 25% of their registrable securities. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right more than once for more than once during any twelvemonth period and cannot register any other securities during such period. We are not obligated to effect more than three demand registrations. Further, if the registrable securities are offered by means of an underwritten offering, and the managing underwriter advises us that marketing factors require a limitation of the number of securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded.

Registration on Form F-3 or Form S-3. Any holder may request us to file a registration statement on Form F-3 or Form S-3 if we qualify for registration on Form F-3 or Form S-3. The holders are entitled to an unlimited number of registrations on Form F-3 or Form S-3 so long as such registration offerings are in excess of US$500,000. We, however, are not obligated to consummate a registration if we have consummated two registrations within any twelve month period. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith that filing of a registration statement in the near future will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right more than once for more than once during any twelve-month period and cannot register any other securities during such period.

Piggyback Registration Rights. If we propose to register for a public offering or our securities other than relating to any share incentive plan or a corporate reorganization, we must offer holders of our registrable securities an opportunity to be included in such registration. If the underwriters advise in writing that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may decide to exclude (i) all of the registrable securities in our initial public offering, or (ii) up to 75% of the registrable securities and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that all other equity securities are first excluded (except for securities sold for the account of our company).

Expenses of Registration. We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities, incurred in connection with registrations, filings or qualification pursuant to the shareholders agreement.

Termination of Obligations. We have no obligation to effect any demand, piggyback or Form F-3 or Form S-3 registration upon the later of (i) the fifth anniversary from the date of closing of a QIPO as defined in the shareholders agreement, and (ii) with respect to any holder, the date following a QIPO on which such holder holds less than 1% of the equity securities of our company and all registrable securities may be sold under Rule 144 of the Securities Act in any 90-day period.

Pursuant to the share purchase and investor rights agreement by and between us and Tencent Mobility Limited dated October 3, 2018, we have granted certain registration rights to Tencent Mobility Limited or its affiliates. Accordingly, Tencent Mobility Limited or its affiliates are entitled one registration on Form F-3, after the expiration of a lock-up period, covering such Class Z ordinary shares issued and sold to Tencent Mobility Limited pursuant to the aforesaid share purchase and investor rights agreement.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs which you will be entitled to receive in any offering of ADSs pursuant to this prospectus. As of the date of this prospectus, each ADS represents an ownership interest of one Class Z ordinary share deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents any securities, cash or other property which may be held by the depositary.

The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class Z ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. The relevant deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreements and the ADSs. See “Description of American Depositary Shares—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the relevant deposit agreements. For more complete information, you should read the entire relevant deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class Z ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class Z ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class Z ordinary shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class Z ordinary shares or any net proceeds from the sale of any Class Z ordinary shares, rights, securities or other entitlements under the terms of the relevant deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the relevant deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any Class Z ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class Z ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class Z ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class Z ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class Z ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our Class Z ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the relevant deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class Z ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class Z ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class Z ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our Class Z ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the relevant deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class Z ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class Z ordinary shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the relevant deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the relevant deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Class Z ordinary shares or evidence of rights to receive Class Z ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class Z ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs. Notwithstanding the foregoing, the above mentioned procedures will not apply to the restricted ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Class Z ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class Z ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class Z ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the relevant deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class Z ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary, or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class Z ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class Z ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class Z ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class Z ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class Z ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class Z ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class Z ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class Z ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class Z ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class Z ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq Global Select Market, the Hong Kong Stock Exchange and any other stock exchange on which the Class Z ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

Service	Fees

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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Fees for the transfer and registration of Class Z ordinary shares charged by the registrar and transfer agent for the Class Z ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class Z ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class Z ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of Class Z ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class Z ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

Change the nominal or par value of our Class Z ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class Z ordinary shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class Z ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•

are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class Z ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class Z ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class Z ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreements and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the relevant deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the relevant deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts.

Jury Trial Waiver

The deposit agreements provide that each party thereto (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the relevant deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class Z ordinary shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class Z ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Class Z ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class Z ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Class Z ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class Z ordinary shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any Class Z ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class Z ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In relation to the unrestricted ADSs, all parties to the unrestricted deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a different body of securities laws from the United States and protections for investors may differ. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Walkers (Hong Kong) has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a competent foreign court with jurisdiction to give the judgment, (ii) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes relating to contracts or other property interests, the PRC court may accept a course of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if (i) the contract is signed and/or performed within China, (ii) the subject of the action is located within China, (iii) the company (as defendant) has seizable properties within China, (iv) the company has a representative organization within China, or (v) other circumstances prescribed under the PRC law. The action may be initiated by a shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or Class Z ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers (Hong Kong), our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng.

Cayman Islands Taxation

According to Walkers (Hong Kong), our Cayman Islands counsel, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Government of the Cayman Islands as to tax concessions under the Tax Concessions Act (as amended). In accordance with the provision of Section 6 of The Tax Concessions Act (as amended), the Governor in Cabinet undertakes with our company:

•	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our company or its operations; and

•	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

•	on or in respect of the shares, debentures or other obligations of Bilibili; or

•	by way of the withholding, in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (as amended).

These concessions shall be for a period of 20 years from March 14, 2018.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. The State Administration of Taxation issued Chinese-Controlled Offshore Incorporated Resident Enterprises Income Tax Regulation, or the Bulletin 45, which took effect on September 1, 2011 and was most recently amended on June 15, 2018, to provide more guidance on the implementation of Circular 82 and to clarify the reporting and filing obligations of Chinese-controlled offshore incorporated resident enterprises. Bulletin 45 also provides procedures and administrative details for the determination of resident status and administration of post-determination matters. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Bilibili Inc. is not a PRC resident enterprise for PRC tax purposes. Bilibili Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Bilibili Inc. meets all of the conditions above. Bilibili Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” We will continue to monitor our tax status.

If the PRC tax authorities determine that Bilibili Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and in the case of dividends would be withheld at source). The foregoing rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of Bilibili Inc. would be able to obtain the benefits of any tax treaties between their country of tax residence and China in the event that Bilibili Inc. is treated as a PRC resident enterprise. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders” in the 2021 Annual Report.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations relating to the ownership and disposition of the ADSs or Class Z ordinary shares by a U.S. Holder (as defined below) that holds the ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal

Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our stock (by vote or value), holders who acquire their ADSs or Class Z ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or Class Z ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to the ADSs or Class Z ordinary shares as a result of such income being recognized on an applicable financial statement or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those discussed below). This discussion, moreover, does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the ownership or disposition of the ADSs or Class Z ordinary shares or the Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in the ADSs or Class Z ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs or Class Z ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or Class Z ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ADSs or Class Z ordinary shares and their partners are urged to consult their tax advisors regarding an investment in the ADSs or Class Z ordinary shares.

For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class Z ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Although the law in this regard is not entirely clear, we treat the VIEs as being owned by us for U.S. federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the stock of the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIEs for U.S. federal income tax purposes, and based upon the composition of our income and assets and projections as to the value of our assets, including goodwill and other unbooked intangibles not reflected on our balance sheet, we do not presently expect to be a PFIC for the current taxable year. While we do not expect to be or become a PFIC in the current taxable year, no assurance can be given that we are not or will not become classified as a PFIC because the determination of PFIC status is a fact-intensive inquiry made on an annual basis and will depend, in part, upon the composition of our assets and income, and the continued existence of our goodwill at that time. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market value of our ADSs from time to time (which may be volatile). In particular, recent declines in the market price of the ADSs increased our risk of becoming a PFIC. The market price of the ADSs may continue to fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are classified as a PFIC for any year during which a U.S. Holder holds the ADSs or Class Z ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ADSs or Class Z ordinary shares, unless we cease to be a PFIC and a “deemed sale” election is made, or a mark-to-market treatment (as further described below) applies to any year in which we are a PFIC.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or Class Z Ordinary Shares” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are treated as a PFIC are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any tax withheld) paid on the ADSs or Class Z ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes.

A non-corporate U.S. Holder will generally be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. The ADSs are considered to be readily tradable on the Nasdaq Global Select Market, which is an established securities market in the United States. Since we do not expect that our Class Z ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Class Z ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may become eligible for the benefits of the U.S.-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) (the “Treaty”) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class Z ordinary shares, or ADSs. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or Class Z ordinary shares. Dividends received on our ADSs or Class Z ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the ADSs or Class Z ordinary shares. See “Taxation—PRC Taxation.” In that case, depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on the ADSs or Class Z ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. In addition, under U.S. Treasury regulations, in absence of an election to apply the benefits of an applicable income tax treaty, in order for foreign income taxes to be creditable the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets these requirements. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Class Z Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class Z ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class Z ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class Z ordinary shares have been held for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

As described in “Taxation—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of the ADSs or Class Z ordinary shares may be subject to PRC income tax and will generally be U.S. source, which may limit the ability to receive a foreign tax credit. If a U.S. Holder is eligible for the benefits of the Treaty, such holder may be able to elect to treat such gain as PRC source income under the Treaty. In light of recently issued U.S. Treasury regulations, however, if a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of the Shares. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the recently issued U.S. Treasury regulations.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class Z ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distributions paid during a taxable year to a U.S. Holder that are greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or Class Z ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or Class Z ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class Z ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or Class Z ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The ADSs are listed on the Nasdaq Global Select Market, which is an established securities market in the United States. Consequently, if the ADSs continue to be listed on the Nasdaq Global Select Market and are regularly traded, we expect that the mark-to-market election would be available to a U.S. Holder that holds the ADSs were we to be or become a PFIC. We expect the Hong Kong Stock Exchange, on which our Class Z ordinary shares are listed, to be a qualified exchange but there can be no assurance in this regard because the IRS has not identified specific non-U.S. exchanges as qualified for these purposes. The ADSs and Class Z ordinary shares are expected to qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs or Class Z ordinary shares held at the end of the taxable year over the adjusted tax basis of such ADSs or Class Z ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs or Class Z ordinary shares over the fair market value of such ADSs or Class Z ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs or Class Z ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs or Class Z ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election, with any excess loss treated as a capital loss. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or Class Z ordinary shares are no longer treated as marketable stock or the IRS consents to the revocation of the election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns the ADSs or Class Z ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding and disposing ADSs or Class Z ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election.

SELLING SHAREHOLDERS

Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each selling shareholder and the number of shares of our ordinary shares beneficially owned by such ordinary shares. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong). Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our website is http://ir.bilibili.com/. The information contained on, or linked from, our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed on April 25, 2022;

•	Exhibits 99.1 and 99.2 to our current report on Form 6-K furnished to the SEC on January 9, 2023;

•

The description of the securities contained in our registration statement on Form 8-A filed on March 16, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed on April 25, 2022, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Bilibili Inc.

Building 3, Guozheng Center, No. 485 Zhengli Road, Yangpu District

Shanghai, 200433, People’s Republic of China

Tel: (86) 21 2509-9255

Attention: Investor Relations Department

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.